Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 31, 2010

BY AND AMONG

MDRNA, INC.,

CALAIS ACQUISITION CORP.,

CEQUENT PHARMACEUTICALS, INC.,

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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SCHEDULES

Company Disclosure Schedule

Purchaser Disclosure Schedule

Schedule 1	List of Purchaser Management for purposes of knowledge qualifiers
Schedule 2	List of Company Management for purposes of knowledge qualifiers
Schedule 3	List of Company Stockholders who are signatories to the Lock-up Agreement
Schedule 4	List of Purchaser Management and Directors who are signatories to the Lock-up Agreement

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Delaware Certificate of Merger
Exhibit C-1	Form of Lock-up Agreement for Company Stockholders
Exhibit C-2	Form of Lock-up Agreement for Purchaser Stockholders
Exhibit D	Form of Accredited Investor Questionnaire
Exhibit E	Form of Voting Agreements for certain Company Stockholders
Exhibit F	Form of Stockholders Agreement Relating to Company Director Nominees
Exhibit G	Form of Registration Rights Agreement

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 31, 2010, by and among MDRNA, Inc., a Delaware corporation (“Purchaser”), Calais Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), and Cequent Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is in the business of the development and commercialization of novel therapeutics to prevent and treat a wide range of human diseases, including, without limitation, inflammatory diseases and cancer, based on the Company’s proprietary technology, TransKingdom RNA interference (the “Company Business”); and

WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have, subject to the conditions of this Agreement, determined that the Merger (as defined in Section 2.01 below) is advisable and in the best interests of their respective companies and stockholders and approved this Agreement and the transactions contemplated hereby; and

WHEREAS, pursuant to the Merger, Purchaser will acquire all of the outstanding equity securities of Company by way of merger of Company with and into Merger Sub and Purchaser will issue not more than 41,200,000 shares (subject to adjustment in accordance with Section 2.07(j) of the Agreement) of Purchaser Common Stock to the Company (and cash in lieu of fractional shares) in consideration for the Merger, with such shares to include approximately 2,897,629 shares of Purchaser Common Stock subject to stock options and warrants of the Company outstanding on the date of this Agreement;

WHEREAS, within seventy-two (72) hours of the execution and delivery of this Agreement and as a condition and inducement to the parties’ willingness to enter into this Agreement, the stockholders of the Company specified in Section 4.12(b) of this Agreement shall have entered into the Voting Agreement in the form attached hereto as Exhibit E, pursuant to which such stockholders will, among other things, agree to vote in favor of the Merger, and the executive officers and directors of Purchaser specified in Section 4.12(a) shall have entered into the Lock-up Agreement within such 72-hour period in the form attached hereto as Exhibit C-2;

WHEREAS, Purchaser, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

NOW, THEREFORE, in consideration of the mutual premises recited above and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement each of the following terms shall have the following meaning:

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than the Company, Purchaser, Merger Sub or their Affiliates) relating to:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company (or any subsidiary thereof) is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 20% or more of the consolidated net revenues of the Company, or consolidated book value of the assets of the Company; or (ii) 20% or more of the fair market value of the assets (including intangible assets) of the Company; or

(c) any liquidation or dissolution of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated by this Agreement.

“Adjudication” shall have the meaning ascribed to such term in Section 2.07(b).

“Affiliate” shall mean an affiliate of an individual or entity as the term “affiliate” is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended.

“Aggregate Merger Consideration Amount” shall mean $46,000,000 minus the Aggregate Option and Warrant Consideration Amount.

“Aggregate Option and Warrant Consideration Amount” shall mean (A) aggregate number of shares of Company Common Stock for which all Company Stock Options and Warrants that are outstanding immediately prior to Effective Time are exercisable (assuming for such purposes that such Company Stock Options and Warrants are fully vested) (the “Aggregate Option and Warrant Common Equivalents”) multiplied by (B) the quotient of (i) $46,000,000, minus the sum of the aggregate Series A-1 Per Share Preference and Series A-1 Accrued Dividends for all shares of Series A-1 Preferred Stock, and plus the Aggregate Option and Warrant Exercise Price Amount and (ii) the sum of the number of outstanding shares of Company Common Stock and Series A-1 Preferred Stock immediately prior to the Effective Time (assuming for purposes of such calculation conversion of the Series A-1 Preferred Stock to Company Common Stock in accordance with the Company Certificate of Incorporation and assuming no unpaid dividends thereon) plus the Aggregate Option and Warrant Common Equivalents minus (C) the Aggregate Option and Warrant Exercise Amount.

“Aggregate Option and Warrant Exercise Amount” shall mean the aggregate exercise price for the Aggregate Option and Warrant Common Equivalents immediately prior to the Effective Time (assuming for such purposes that such Company Stock Options and Warrants are fully vested).

“Agreement” shall mean this Agreement and Plan of Merger and all schedules and exhibits hereto.

“Ancillary Copyrights” shall mean Intellectual Property constituting unregistered copyrights that either (i) do not embody Proprietary Information or Trade Secrets, or (ii) are not used in the ordinary course of the conduct of the Company Business or Purchaser Business, as applicable.

“Audit” shall mean any audit, any other examination by any Tax Authority, or any judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

“Charter Amendment” shall have the meaning ascribed to such term in Section 4.04(a).

“Closing” shall have the meaning ascribed to such term in Section 2.05.

“Closing Date” shall have the meaning ascribed to such term in Section 3.01.

“Closing Date Tax Period” means any Taxable Periods ending on the Closing Date.

“Code” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Commonly Controlled Entity” shall mean any entity which is under common control with the Company within the meaning of Sections 414(b), (c), (m), (o) or (t) of the Code.

“Company” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Company Business” shall have the meaning ascribed to such term in the first WHEREAS clause of this Agreement.

“Company Certificates” shall have the meaning ascribed to such term in Section 2.07(c).

“Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation immediately prior to the Effective Time (and immediately prior to being amended and restated in accordance with Section 2.02).

“Company Common Stock” shall mean each outstanding share of common stock, par value $0.001 per share, of the Company.

“Company Financial Statements” shall have the meaning ascribed to such term in Section 5.07.

“Company Knowledge” means the actual knowledge, after reasonable inquiry, of the persons set forth in Schedule 2.

“Company Leases” shall have the meaning ascribed to such term in Section 5.12(b).

“Company Option” shall have the meaning ascribed to such term in Section 4.09(a).

“Company Preferred Stock” shall mean, collectively, each outstanding share of Series A Preferred Sock and Series A-1 Preferred Stock.

“Company Shares” shall have the meaning ascribed to such term in Section 5.02(a).

“Company Stockholder Approval” shall mean the approval, by the holders of the requisite number of Company Shares, of the Merger and the transactions contemplated by this Agreement.

“Company Warrant” shall have the meaning ascribed to such term in Section 2.07(i).

“Contract” shall mean any contract, agreement, license, commitment, lease, or restriction of any kind to which the Company or Purchaser, as applicable, is a party or by which the Company or Purchaser, as applicable, is bound, including, but not limited to, Third-Party Licenses.

“Copyrights” shall mean the unregistered copyrights, copyright registrations and applications therefor of the Company or Purchaser, as applicable, all of which are set forth on Schedule 5.13(a) or Schedule 6.10(a).

“CSE Exchange Ratio” shall have the meaning ascribed to such term in Section 2.07(a).

“Delaware Certificate of Merger” shall have the meaning ascribed to such term in Section 2.05.

“DGCL” shall have the meaning ascribed to such term in Section 2.01.

“Dissenting Shares” shall have the meaning ascribed to such term in Section 2.13.

“Effective Time” shall have the meaning ascribed to such term in Section 2.05.

“Employee” and “Employees” shall have the meaning ascribed to such term in Section 5.18.

“Encumbrance” shall mean any claim, mortgage, pledge, lien, security or other third party right or interest of any kind whatsoever, conditional sales agreement, option, encumbrance or charge of any kind affecting real or personal property.

“Environmental Claims” shall mean any and all claims, actions, causes of action, or other written notices by any Person or entity alleging potential liability (including, but not limited to, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (i) circumstances forming the basis of any violation of any Environmental Laws or (ii) any releases of Hazardous Materials at any real or personal property presently or formerly owned, leased or managed by the Company or at any disposal facility which may have received Hazardous Materials generated by the Company.

“Environmental Laws” shall mean any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment.

“Environmental Permits” shall mean Permits required by Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning ascribed to such term in Section 2.07(b).

“Escrow Agreement” shall have the meaning ascribed to such term in Section 2.07(b).

“Escrow Balance” shall have the meaning ascribed to such term in Section 2.07(b).

“Escrow Shares” shall have the meaning ascribed to such term in Section 2.07(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” shall mean the issuance by Purchaser of (1) shares of Purchaser Common Stock and options to purchase shares of Purchaser Common Stock to employees, officers or directors of Purchaser in the ordinary course of business and consistent with past practice pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Purchaser Board or a majority of the members of a committee of non-employee directors established for such purpose; (2) shares of Purchaser Common Stock upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Purchaser Common Stock issued and outstanding on the date of this Agreement; (3) securities of Purchaser, including any warrants and other convertible securities, having a fair market value on the date on which definitive agreements are executed of not greater than $5,000,000 in connection with the acquisition by Purchaser of any other entity or the assets of any such entity, or the grant by any other Person to Purchaser of a license to all or a portion of the intellectual property of such Person; or (4) securities of Purchaser, including any warrants and other convertible securities, in a public or private offering of securities to investors having a fair market value on the date on which definitive agreements are executed of not greater than $5,000,000 and at a price of not less than 85% of the fair market value of such securities on the date on which definitive agreements are executed. For purposes of items (3) and (4) of the definition of “Exempt Issuance”, the fair market value of the Purchaser Common Stock shall be deemed to be the last reported closing price of the Purchaser Common Stock on the Nasdaq Global Market prior to the execution of definitive agreements.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authorizations” shall mean all governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, directives, and permits to or from, or filings, notices, or recordings to or with United States federal, state, and local governmental authorities.

“Hazardous Materials” shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

“INA” shall have the meaning ascribed to such term in Section 5.18(h).

“ISO’s” shall have the meaning ascribed to such term in Section 4.09(c).

“Intellectual Property” shall mean any and all of the following: (i) Patents; (ii) Trade Secrets; (iii) Copyrights; and (iv) Trademarks.

“Intellectual Property Registrations” shall mean any and all of the following related to the Intellectual Property: (i) issued Patents and applications for Patents; (ii) Copyright registrations and applications to register Copyrights to the extent eligible for registration; (iii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; and (iv) any other application, certificate (including supplemental protection certificates), filing, registration or other document issued by, filed with, or recorded by, any governmental entity at any time, which document (when so filed or recorded) creates or conveys legally enforceable rights with respect to any Intellectual Property or proprietary right anywhere in the world.

“Investment” shall mean, as applied to any Person, (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including without limitation partnership interests and joint venture interests) of any Person and (ii) any capital contribution by such Person to any other Person.

“Law” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity (or under the authority of the NASDAQ Stock Market, Inc. or the Financial Industry Regulatory Authority).

“Leased Tangible Property” shall mean all machinery, furniture, equipment and other tangible personal property, in each case which is subject to a leasehold interest held by the Company or Purchaser, as applicable.

“Licensed Intellectual Property” shall mean Intellectual Property which the Company or Purchaser, as applicable, has the right to use by agreement (such as a Third-Party License) with a Person (or another Person acting as an authorized representative of such Person) claiming to own (or control the Company’s or Purchaser’s, as applicable, use of) such Intellectual Property.

“Licensed Rights” shall mean the Company’s or Purchaser’s, as applicable, rights to practice or otherwise exploit any intellectual property owned by a third party pursuant to any Contract.

“Material Adverse Effect” shall mean a material adverse effect, either individually or when aggregated with other such effects, on the assets, business, operations, financial condition or results of operations of the Company or Purchaser, as applicable, but excluding changes in the general economy in the United States.

“Material Contract” shall mean the following Contracts:

(a) all Contracts, including, without limitation, broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party involving aggregate annual payments by or to the Company of more than $25,000;

(b) all management Contracts (other than employment agreements) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon (x) the revenues or income of the Company or (y) the revenues or income of any product of the Company to which the Company is a party, excepting those Contracts that involve aggregate annual consideration payable by the Company of less than $5,000;

(c) all Contracts that limit or purport to limit the ability of the Company or any key executives of the Company (except those between such key executive and the Company) to compete in any line of business or with any Person or in any geographic area or location or during any period of time;

(d) all Contracts obligating the Company to (A) make a future purchase of materials, supplies or equipment that (I) has annual payments by the Company in excess of $25,000, or (II) has a term extending for more than one year from the date of this Agreement, or (B) deliver materials, products or supplies (including sales orders) that (x) has annual payments to the Company in excess of $25,000, or (y) has a term extending for more than one year from the date of this Agreement;

(e) all joint venture Contracts or partnership arrangements involving a sharing of profits, losses, costs or liabilities by the Company;

(f) all contractual obligations to sell or otherwise dispose of any assets;

(g) all Contracts providing for the acquisition by the Company of any Intellectual Property rights from any Person, the grant by any Person to the Company of a license to use any Intellectual Property rights, and the grant by the Company of any Intellectual Property rights to any other Person;

(h) all Contracts between the Company and any other party providing for the acquisition or disposition by the Company (including, without limitation, by merger, consolidation, acquisition or disposition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division thereof or an amount of assets material to the business or to such other party; and

(i) all Contracts under which (i) the Company has any obligation for indebtedness for borrowed money or (ii) the Company has any obligation constituting a guarantee of any indebtedness for borrowed money owing by any other Person.

“Merger” shall have the meaning ascribed to such term in Section 2.01.

“Merger Consideration” shall have the meaning ascribed to such term in Section 2.07(a).

“Merger Sub” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Option Holder” and “Option Holders” shall mean those individuals who hold Company Options, all of whom are listed on Schedule 5.02 hereof.

“Owned Tangible Property” shall mean all machinery, furniture, fixtures, equipment and other tangible personal property owned by the Company or Purchaser, as applicable.

“Patent Agency” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority to grant legally enforceable protection to inventions or discoveries.

“Patents” shall mean all of the Company’s or Parent’s, as applicable, patents, patent applications, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re-examination, or extension thereof, and applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in part, continued prosecution, supplemental protection certificates and petty patent applications, all of which are set forth on Schedule 5.13(a) or Schedule 6.10(a).

“Permit” shall mean any license, franchise, permit, consent, order, approval, authorization or registration from, of or with a governmental entity.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

“Plan” and “Plans” shall have the meaning ascribed to such term in Section 5.21.

“Post-2006 Period” shall have the meaning ascribed to such term in Section 5.10(j).

“Pre-Closing Straddle Tax Liability” shall mean any Straddle Period Taxes.

“Pre-Closing Tax Periods” shall mean Taxable Periods ending before the Closing Date.

“Principal Stockholder” and “Principal Stockholders” shall mean the stockholders of the Company identified on the signature pages to the Voting Agreement.

“Proceeding” shall mean any notice of investigation or claim or any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand, pending or threatened, of any nature.

“Proprietary Information” shall mean the technical, commercial, marketing or other information, data and material of the Company or Purchaser, as applicable, as of the Closing Date to the extent that such information, data or material was generally considered by the Company or Purchaser, as applicable, prior to the Effective Date to be confidential or proprietary in nature including any algorithm; procedure; idea; concept; strategic, business and other plan; research; invention or invention disclosure (whether patentable or unpatentable); test, engineering and technical materials, customer lists, know-how, show-how or methodology; trade secret, process, design, formula, software source code and other non-public programming such as applets, assemblers and compilers, and other information or data which has not entered the public domain, and all records or fixations of any of the foregoing, including but not limited to, laboratory notes and software documentation, if any.

“Proxy Statement” shall have the meaning ascribed to such term in Section 4.04(a).

“Purchaser” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Purchaser Board” shall mean the Board of Directors of Purchaser.

“Purchaser Business” shall mean the business of discovery, development and commercialization of pharmaceuticals based on RNA interference.

“Purchaser Certificates” shall have the meaning ascribed to such term in Section 2.07(c).

“Purchaser Common Stock” shall mean the common stock, par value $0.006 per share, of Purchaser.

“Purchaser Financial Statements” shall have the meaning ascribed to such term in Section 6.21(b).

“Purchaser Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the persons set forth in Schedule 1.

“Purchaser Leases” shall have the meaning ascribed to such term in Section 6.10(b).

“Purchaser Material Contract” shall have the meaning ascribed to such term in Section 6.10(a).

“Purchaser Preferred Stock” shall have the meaning ascribed to such term in Section 6.02(a).

“Purchaser Shares” shall have the meaning ascribed to such term in Section 6.02(a).

“Purchaser Stockholder Approval” shall mean the approval by the stockholders of Purchaser of the Charter Amendment and the Purchaser Stock Issuance at the Purchaser Stockholders’ Meeting.

“Purchaser Stockholders’ Meeting” shall have the meaning ascribed to such term in Section 4.04(a).

“Purchaser Stock Issuance” shall have the meaning ascribed to such term in Section 4.04(a).

“Purchaser Subsidiaries” shall mean, individually or collectively as the context may require, Atossa Healthcare, Inc., a Delaware corporation, MDRNA Research, Inc., a Delaware corporation, and Merger Sub, each of which are wholly-owned Subsidiaries of Purchaser.

“Real Property” means all fee or leasehold interests, easements, real estate licenses, rights to access and other rights with respect to real property.

“Related Documents” shall mean all agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement.

“Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment in violation of any applicable Environmental Law.

“Release Date” shall have the meaning ascribed to such term in Section 2.07(b).

“Required Cash Amount” shall mean, as of the Closing Date, the amount equal to (i) $5,100,000, minus (ii) the amount of the Company’s ordinary course operating expenses from June 2, 2010 through the Closing Date; plus (iii) the difference of $3,000,000 and the aggregate principal amount loaned to the Purchaser by the Company under the Loan Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning ascribed to such term in Section 6.21.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A-1 Per Share Accrued Dividends” shall have the meaning as ascribed in Section 2.07(a)(ii).

“Series A-1 Per Share Preference” shall mean one dollar ($1.00) per share.

“Series A Preferred Stock” shall mean each shares of Series A convertible preferred stock, par value $0.001 per share, of the Company.

“Series A-1 Preferred Stock” shall mean each share of Series A-1 convertible preferred stock, par value $0.001 per share, of the Company.

“Signing Date Stock Price” shall mean $1.1496.

“Stockholders” shall mean those Persons who hold shares of (i) Company Common Stock and (ii) Company Preferred Stock.

“Stockholders’ Representative” means Ampersand 2006 Limited Partnership.

“Straddle Period” shall mean any tax period which includes, but does not end, on the Closing Date.

“Subsidiary” shall mean with respect to any Person, each entity of which a majority of the voting power or equity interest is owned, directly or indirectly, by such Person.

“Subsidiary Business” shall have the meaning ascribed to such term in Section 4.03.

“Surviving Corporation” shall have the meaning ascribed to such term in Section 2.01.

“Tangible Property” shall mean the Owned Tangible Property and the Leased Tangible Property.

“Tax” shall mean any federal, territorial, state, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers’ compensation, Pension Benefit Guaranty Corporation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever in the nature of taxes, however denominated, imposed by any Tax Authority, including any obligation to pay any such amount owed by another Person, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax that may become payable in respect thereof.

“Tax Authority” shall mean the Internal Revenue Service (“IRS”) and any other federal, territorial, state, local or foreign government and any agency, authority or political subdivision of any of the foregoing.

“Tax Law” shall mean the Code, any federal, territorial, state, county, local or foreign laws related to Taxes and any regulations or official administrative pronouncements released under any such laws.

“Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any Tax Law.

“Third-Party License” shall mean all licenses, agreements, obligations or other commitments under which a Person has granted the Company or Purchaser, as applicable, a right to use any Licensed Intellectual Property in connection with the Company Business or Purchaser Business, as applicable.

“Trademarks” shall mean the trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, World Wide Web addresses and domain names and applications and registrations therefor, and all goodwill associated with all of the foregoing throughout the world, in each case of the Company or Purchaser, as applicable, all of which are set forth on Schedule 5.13(a) or Schedule 6.10(a).

“Trade Secrets” shall mean non-public information, know-how and other Proprietary Information which, as a result of its not being generally known to the public or to a particular industry, confer upon those to whom it has been disclosed a competitive advantage or other valuable benefit in connection with the conduct of the Company Business or Purchaser Business, as applicable, all of which are set forth on, or generally described in, Schedule 5.13(a) or Schedule 6.10(a).

“Treasury Regulations” shall mean the regulations of the United States Treasury promulgated under the Code.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

THE MERGER

2.01 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 2.05), Merger Sub shall be merged with and into the Company (the “Merger”), and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. At the Effective Time, the separate existence of Merger Sub shall cease.

2.02 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read as set forth on

Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

2.03 By-Laws. At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable Law.

2.04 Directors and Officers.

(a) At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) Immediately prior to the Effective Time, the Board of Directors of Purchaser shall cause Purchaser’s Board of Directors to consist of no more than seven persons, and with respect to such Board of Directors: (i) to appoint three Company nominees in accordance with the Stockholders Agreement attached as Exhibit F (the “Company Nominees”), to the Board of Directors, (ii) to appoint three Purchaser nominees, which may include Purchaser’s directors immediately prior to the Effective Time and (iii) to appoint a nominee selected by both Company and Purchaser, subject in each case to the independence requirements and any other qualification requirements of directors set forth in the applicable Marketplace Rules of the NASDAQ Global Market. In addition, immediately prior to the Effective Time, Purchaser shall take all necessary action so that, following the Effective Time, Peter D. Parker, or another person selected by the directors designated by the Company, shall serve as Chairman of the Purchaser Board, and J. Michael French shall continue to serve as Chief Executive Officer of Purchaser.

2.05 Effective Time. The Merger shall be effected by the filing, at the time of the Closing as provided in Section 3.01 (the “Closing”), of a certificate of merger, substantially in the form of Exhibit B hereto (the “Delaware Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL. The Merger shall become effective at the time of such filing or at such later time as is set forth in the Delaware Certificate of Merger (the “Effective Time”).

2.06 Effect of Merger. At and after the Effective Time, the effect of the Merger shall, in all respects, be as provided in this Agreement, the Delaware Certificate of Merger, and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.07 Conversion and Exchange of Capital Stock.

(a) Merger Consideration. At the Effective Time, by virtue of the Merger and automatically without any action on the part of Parent, Company, Merger Sub, or any Stockholder, each share of Series A-1 Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding (i) Dissenting Shares and (ii)

shares held in the treasury of the Company and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for the right to receive the number of shares of Purchaser Common Stock (the “Merger Consideration”) equal to:

(i) With respect to each outstanding share of Series A-1 Preferred Stock the sum of the following:

(A) the quotient of (1) the sum of the Series A-1 Per Share Preference and the Series A-1 Per Share Accrued Dividends that the holder of such share of Series A-1 Preferred Stock is entitled to receive in accordance with the Company Certificate of Incorporation divided by (2) the Signing Date Stock Price. “Series A-1 Per Share Accrued Dividends” is determined on a share-by-share basis based on date of issuance of the share in accordance with the Company Certificate of Incorporation; plus

(B) the product of the number of shares of Common Stock issuable upon the conversion of such share of Series A-1 Preferred Stock immediately prior to the Effective Time pursuant to the Company Certificate of Incorporation in accordance with the Company Certificate of Incorporation (assuming no unpaid dividends thereon) multiplied by the CSE Exchange Ratio;

(ii) With respect to each outstanding share of Company Common Stock, a number equal to the CSE Exchange Ratio. “CSE Per Share Merger Consideration” shall equal the quotient of (a) the difference of (i) the Aggregate Merger Consideration Amount minus (ii) the sum of the aggregate Series A-1 Per Share Preference and Series A-1 Accrued Dividends for all shares of Series A-1 Preferred Stock and (b) the number of outstanding shares of Company Common Stock and Series A-1 Preferred Stock immediately prior to the Effective Time (assuming for purposes of such calculation conversion of the Series A-1 Preferred Stock to Company Common Stock in accordance with the Company Certificate of Incorporation and assuming no unpaid dividends thereon). The “CSE Exchange Ratio” shall equal the CSE Per Share Merger Consideration divided by the Signing Date Stock Price.

(b) Escrow Arrangement. At the Effective Time, Purchaser shall deduct from the Merger Consideration such number of shares of Purchaser Common Stock as is equal to ten percent (10%) of the aggregate Merger Consideration (such shares, the “Escrow Shares”), which Purchaser shall deposit with an internationally recognized escrow agent or bank mutually agreed by the parties (the “Escrow Agent”), for the purpose of securing the Company’s indemnification obligations hereunder. The Escrow Shares shall be held by the Escrow Agent in accordance with the terms hereof and of an escrow agreement in a form mutually agreed by the parties (the “Escrow Agreement”). On January 1, 2011 (the “Release Date”), in accordance with the terms of the Escrow Agreement, the Escrow Agent shall release the Escrow Shares and deliver to the Stockholders all of the Escrow Shares, minus such number of Escrow Shares having a value (based on the Signing Date Stock Price) equal to the amount of any Claim or Claims that have been set forth in a Notice pursuant to Article VIII of this Agreement (whether or not such Claim or Claims have been determined to be valid as of such date) (the remaining Escrow Shares after the Release Date that either have not been released to the Stockholders or have not been released to Purchaser in respect of any Claims being referred to herein as the “Escrow Balance”), and the Escrow Balance shall be retained in escrow pending Adjudication of such Claim.

“Adjudication” shall mean, unless otherwise agreed among the parties hereto, a final judgment or order of a court of competent jurisdiction not subject to any further appeals. Upon the Adjudication of a Claim, if the Escrow Balance exceeds the aggregate amount of all remaining unresolved Claims, Purchaser shall instruct the Escrow Agent to release, in accordance with the terms of the Escrow Agreement, to the Stockholders such number of Escrow Shares representing such excess from the Escrow Shares retained by the Escrow Agent, it being understood that if at such time the aggregate number of Escrow Shares being retained by the Escrow Agent have a value that is less than or equal to the aggregate amount of all Claims pending at such time, Purchaser shall not be obligated to release any Escrow Shares to the Stockholders, subject, however to the Adjudication of such Claims. The parties agree that the mechanism set forth in this Section 2.07(b) shall be the sole and exclusive remedy available to Purchaser to satisfy any of its rights to indemnification set forth in Article VIII of this Agreement.

(c) Exchange Procedures. Promptly (but in any event no more than five (5) business days) after the Effective Time, Purchaser shall mail to each holder of record of certificates of Company Common Stock and Company Preferred Stock (collectively, “Company Certificates”), whose shares were converted into the right to receive shares of Purchaser Common Stock (and cash in lieu of fractional shares pursuant to Section 2.09): (i) a letter of transmittal in form and substance satisfactory to the Company, such approval not to be unreasonably withheld (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by Purchaser, and shall be in such form and have such other provisions as Purchaser may reasonably specify); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Company Certificate for cancellation to Purchaser or to such agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by Purchaser, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate of Purchaser Common Stock (“Purchaser Certificates”) representing the number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to this Article II (together with payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.09) and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock or Company Preferred Stock, as the case may be, will be deemed from and after the Effective Time, for all purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of Purchaser Common Stock into which such shares of Company Common Stock or Company Preferred Stock, as the case may be, shall have been so converted (together with payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.09). Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Purchaser Common Stock represented thereby until such holder surrenders such Company Certificate. Subject to the effect of applicable escheat or similar Laws, following the surrender of any such Company Certificate, there shall be paid to the record holder of the Purchaser Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.07(d)) with respect to such shares of Purchaser Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Purchaser Common Stock.

(e) Transfer of Ownership. If any Purchaser Certificate is to be issued in a name, or cash in lieu of fractional shares paid to a person, other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a Purchaser Certificate for shares of Purchaser Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(f) Stockholders’ Rights. At and after the Effective Time, the Stockholders shall cease to have any rights as stockholders of the Company, and the Company’s capital stock shall cease to be outstanding and shall be cancelled and retired.

(g) Treasury Stock. Each share of capital stock of the Company held in the Company’s treasury, and each share of capital stock of the Company owned by Purchaser or any wholly-owned subsidiary of Purchaser, in each case immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof or any payment of any consideration therefor.

(h) Treatment of Stock Options. All options to purchase Company Common Stock then outstanding under the Company’s 2006 Stock Incentive Plan shall be assumed by Purchaser in accordance with Section 4.09.

(i) Treatment of Warrants. All warrants outstanding at the Effective Time to purchase Company Common Stock (collectively, the “Company Warrants”), shall be treated in accordance with Section 4.09.

(j) Adjustment for Additional Cash. If, as of the Closing Date, the Company has available more than the Required Cash Amount, then Purchaser may determine in its sole discretion to accept such additional cash, in exchange for adjusting the CSE Exchange Ratio to reflect such additional value, as may be agreed upon by the parties. If Purchaser does not decide to make such adjustment or the parties cannot agree on the amount of such adjustment, then, notwithstanding anything in Section 4.02, Company shall have the right to distribute (by means of a dividend or otherwise), immediately prior to the Effective Time, such excess Required Cash

Amount to the Company stockholders, in accordance with its certificate of incorporation in effect at such time.

(k) Treatment of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(l) Limitations. Notwithstanding anything contained in this Section 2.07, the aggregate number of shares of Purchaser Common Stock issuable under this Section 2.07 (as a result of the conversion of the Company Shares and the exercise of the options and warrants, if any, to purchase Company Common Stock or Company Preferred Stock assumed by Purchaser) shall in no event exceed forty-nine and ninety-nine hundredths percent (49.99%) of the outstanding shares of Purchaser Common Stock immediately after the Effective Time.

2.08 Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company at the Effective Time, a certificate or certificates representing the number of full shares of Purchaser Common Stock into which such shares of Company Common Stock, as the case may be, shall have been converted, if any, shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.09 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 2.07(d) hereof, if the certificate or certificates representing such shares of Company Common Stock, as the case may be, is or are surrendered as provided in Section 2.07(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

2.09 No Fractional Share Certificates. No scrip or fractional share Purchaser Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Purchaser or of the Surviving Corporation with respect to such fractional share interest. As promptly as practicable following the Effective Time, Purchaser shall pay each holder of Company Common Stock and Company Preferred Stock, as applicable, net of withholding taxes, an amount in cash, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock and Company Preferred Stock held at the Effective Time by such holder) by (ii) the Signing Date Stock Price.

2.10 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then the CSE Exchange Ratio shall be adjusted accordingly to provide to Purchaser and the Company the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

2.11 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Purchaser Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 2.07(a), provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Purchaser against any claim that may be made against Purchaser or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Deduction or Withholding. Each of Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment or any other payment in connection with the transactions contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Purchaser or the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.13 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of the Company’s capital stock outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such capital stock in the Merger (“Dissenting Shares”), shall not be converted into the right to receive a pro rata portion of the Merger Consideration as provided in Section 2.07, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive a pro rata portion of the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Purchaser prompt notice of any demands received by the Company for appraisal of capital stock and, prior to the Effective Time, Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

2.14 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are reasonably necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise reasonable to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE III

CLOSING AND PAYMENT OBLIGATION

3.01 Closing. The consummation of the Merger contemplated by this Agreement (the “Closing”) shall be held at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York, at 11:00 A.M., local time, no later than the fifth (5th) business day following the satisfaction or waiver (by Purchaser and Merger Sub, in the case of the conditions in Section 7.01 and by the Company in the case of the conditions in Section 7.02) of all of the conditions to Closing set forth in Article VII hereof, or such other time, place and date as may be mutually agreed upon by the parties hereto. The date of the Closing is sometimes herein referred to as the “Closing Date”. By mutual agreement of the parties, the Closing may be alternatively accomplished by facsimile transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing.

3.02 Deliveries by Company. The Company agrees to deliver (or cause to be delivered) to Purchaser and Merger Sub at the Closing on the Closing Date the following agreements and documents, all reasonably satisfactory in form and substance to Purchaser, Merger Sub and their legal counsel:

(a) a certificate of good standing and/or subsistence, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and of each other jurisdiction in which the Company is required to be qualified to do business;

(b) all corporate minute and stock books, stock ledgers and corporate seals of the Company;

(c) written resignations of all officers and members of the Board of Directors of the Company;

(d) evidence of receipt of all consents set forth on Schedule 5.06;

(e) a certificate of an officer of the Company in a form approved in advance by Purchaser, dated the Closing Date, certifying that attached thereto is (A) a true, correct and complete certified copy of the Certificate of Incorporation of the Company, (B) a true, correct and complete copy of the by-laws of the Company, and (C) a true, correct and complete copy of any resolutions adopted by the Board of Directors of the Company or the Stockholders relating to this Agreement or the transactions contemplated hereby, in each case as are then in full force and effect;

(f) a duly executed Lock-Up Agreement signed by each of the Principal Stockholders, in the form of Exhibit C-1 hereto;

(g) Accredited Investor Questionnaires duly signed and completed by all Company Stockholders in the form of Exhibit D hereto;

(h) a duly executed Voting Agreement signed by each of the Principal Stockholders, in the form of Exhibit E hereto;

(i) a duly executed Escrow Agreement signed by the Company, in the form of Exhibit H hereto;

(j) such other documents and instruments as may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

3.03 Deliveries by Purchaser and Merger Sub. Subject to the terms and conditions of this Agreement, Purchaser and Merger Sub agree to deliver at the Closing to the Company and the Stockholders’ Representative the following:

(a) the Merger Consideration;

(b) a duly executed Escrow Agreement signed by Purchaser, in the form of Exhibit H hereto; and

(c) such other documents and instruments as may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.01 Investigation. During the period commencing on the date of this Agreement and ending upon the earlier to occur of the termination of this Agreement and the Effective Time, each party to this Agreement agrees to cooperate fully with the other parties to this Agreement and to give to such other parties, their officers, employees, auditors, legal counsel, representatives and agents reasonable access during normal business hours to all such information, documents, premises and employees as the requesting party reasonably considers necessary or advisable for purposes of its investigation of Purchaser, the Company and the Company Business, as applicable. The parties hereto agree to consult with each other in an effort to establish procedures designed to implement the provisions of this Section 4.01 in order to minimize disruption to Purchaser, the Company and the Company Business, as applicable. Pending the Closing, each party hereto shall preserve the confidentiality of any information provided to such party relating to Purchaser, the Company and the Company Business which is confidential in nature. In the event of termination of this Agreement, the parties hereto agree to maintain the confidentiality of such information except to the extent that such item:

(a) is or becomes publicly known or generally known in the industry through no act of the receiving party;

(b) is required to be disclosed to or by order of a governmental agency or a court of law or otherwise as required by Law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to the disclosing party and the disclosing party is afforded the reasonable opportunity to object to such disclosure; or

(c) is required to be disclosed to the parties’ attorneys, accountants or other agents or employees working on this transaction.

4.02 Conduct of the Company’s Business Pending the Closing. The Company agrees that from the date hereof through the Closing Date, the Company Business will be conducted only in the ordinary course consistent with past practice, and, except as may be permitted by this Agreement, or as otherwise shown on Schedule 4.02 or approved in writing in advance by Purchaser, the Company agrees as follows:

(a) The Company will, so far as it is within its power to do so, carry on the Company Business diligently and substantially in the same manner as heretofore conducted, and the Company shall not institute any new methods of acquisition, production, marketing, distribution, sale, lease, license, management, operation, or engage in any transaction or activity, enter into any agreement or make any commitment, except in the ordinary course of business and consistent with past practice.

(b) The Company shall not institute any new methods of accounting except in accordance with generally accepted accounting principles.

(c) The Company shall use its commercially reasonable efforts to preserve the Company Business intact, to protect and preserve the Company’s assets, and to preserve for Purchaser the Company’s relationships with licensors, suppliers, distributors, customers, contractors and employees.

(d) Except as required pursuant to (i) applicable Law, (ii) any Contract in existence prior to the date hereof binding upon the Company, or (iii) by this Agreement, the Company shall not:

(i)(A) borrow or agree to borrow any funds or (B) incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except in the case of clause (B) obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

(ii) permit or allow any of its assets to be subjected to any Encumbrance of any kind or description, other than Encumbrances in existence on the date hereof or mechanics liens or similar Encumbrances for service or work in process;

(iii) sell, assign, transfer, license, dispose of or permit to lapse any rights to the use of any Intellectual Property (and the Company shall take all actions necessary in respect of any infringement of any Intellectual Property of which it has Company Knowledge), or dispose of or disclose to any Person any trade secret, formula, process or know how not theretofore a matter of public knowledge;

(iv) make any single capital expenditure or future commitment in excess of $20,000 for additions to property, plant or equipment or make aggregate capital expenditures or future commitments in excess of $50,000 for additions to property, plant or equipment;

(v) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any Affiliate;

(vi) change any of the Company’s banking or safe deposit arrangements;

(vii) grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co maker, indemnitor or otherwise in respect of the obligation of any Person;

(viii) pay any amounts (whether in cash or property) to any employee of the Company other than in the ordinary course of business and consistent with past practice or pursuant to any Contract;

(ix) grant to any officer or employee any increase in compensation or benefits, other than increases in compensation or benefits for employees in the ordinary course of business and consistent with past practice;

(x) pay any pension, retirement allowance or other employee benefit not required by any plan, policy or program identified on Schedule 5.21(a) hereto;

(xi) adopt, agree to adopt, or make any announcement regarding the adoption of (i) any new pension, retirement or other employee benefit plan, policy or program or (ii) any amendments to any existing plan, policy or program identified on Schedule 5.21(a) unless required by applicable Law;

(xii)(A) declare, set aside or pay any dividend or distribution that is payable in cash, stock, or other property with respect to the Company; (B) redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company, or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities; (C) other than as set forth at the end of this Section 4.02, authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell or pledge (whether through the issuance or granting of any options, warrants, calls, subscriptions, equity appreciation rights or other rights or other agreements) any equity or debt securities of the Company, or any other securities that are convertible into or exchangeable for shares of any class of the company; or (D) split, combine or reclassify the outstanding shares of the Company, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any equity securities of the Company;

(xiii) adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment against or on behalf of the Company, except for claims, obligations, debts, demands, suits or judgments that do not involve an Affiliate of the Company and do not exceed more than $20,000 in any single instance or more than $50,000 in the aggregate; or

(xiv) agree, whether in writing or otherwise, to do any of the foregoing.

(e) No contract or commitment will be entered into, and no purchase of supplies and no sale, lease, license, assignment, transfer or disposition of any of the Company’s assets will be made, by or on behalf of the Company, except (i) normal contracts or commitments for the purchase of, and normal purchases of, supplies or inventory or for the sale of inventory, in each case made in the ordinary course of business and consistent with past practice, and (ii) other contracts, commitments, purchases or sales in the ordinary course of business, consistent with past practice and involving assets having a value not in excess of $20,000.

(f) The Company shall maintain the same insurance coverage (to the extent commercially reasonable) set forth on Schedule 5.17 hereto and all property insured thereby shall be used, operated, maintained and repaired in the ordinary course of business and consistent with past practice.

(g) The Company shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Material Contract or commitment of the Company or which would cause the breach by the Company of any representation, warranty, covenant or agreement made hereunder.

(h) The Company shall duly comply in all material respects with all Laws applicable to it and its properties, operations, business and employees.

(i) The Company shall file all Federal, state, local and foreign Tax Returns and amendments thereto required to be filed by them and shall pay all Taxes shown as due and payable thereon. All returns and reports in respect of employee withholdings, FICA, unemployment and other similar items and other applicable Taxes shall be timely made as shall all deposits and payments due in respect of such Taxes and obligations.

(j) The Company has provided the Purchaser with an operating budget for the expected period from the date hereof through the Closing Date, as set forth in Schedule 4.02(j), and agrees it will operate its business according to such operating budget in all material respects.

Notwithstanding anything to the contrary in this Section 4.02, this Section 4.02 shall not prohibit the Company from doing any of the following between the date hereof through the Closing Date:

(1) authorize, issue, and sell additional shares of Company capital stock, or debt or warrants convertible into capital stock of the Company, to new and existing investors in the Company, including but not limited through the sale of up to $7,520,000 of Series A-1 Preferred Convertible Stock of the Company;

(2) accelerating the vesting of outstanding Company Stock Options as described in Schedule 5.21(e); and

(3) loan money to the Purchaser as contemplated under that certain Loan Agreement being entered into concurrently with this Agreement between Purchaser and the Company (the “Loan Agreement”) pursuant to the terms of the Loan Documents (as defined in such Loan Agreement).

4.03 Conduct of Purchaser’s Business Pending the Closing. Purchaser agrees that from the date hereof through the Closing Date, the Purchaser Business and the respective businesses of each Purchaser Subsidiary (each, a “Subsidiary Business”) will be conducted only in the ordinary course consistent with past practice, and, except as may be permitted by this Agreement, or as otherwise shown on Schedule 4.03 or approved in writing in advance by the Company, Purchaser agrees as follows:

(a) Purchaser will, so far as it is within its power to do so, carry on the Purchaser Business (and will cause each Purchaser Subsidiary to carry on its respective Subsidiary Business) diligently and substantially in the same manner as heretofore conducted, and Purchaser shall not (and shall not permit any Purchaser Subsidiary to) institute any new methods of acquisition, production, marketing, distribution, sale, lease, license, management, operation, or engage in any transaction or activity, enter into any agreement or make any commitment, except in the ordinary course of business and consistent with past practice.

(b) Purchaser shall not (and shall not permit any Purchaser Subsidiary to) institute any new methods of accounting except in accordance with generally accepted accounting principles.

(c) Purchaser shall use (and shall cause each Purchaser Subsidiary to use) its commercially reasonable efforts to preserve the Purchaser Business and each Subsidiary business intact, to protect and preserve Purchaser’s and each Purchaser Subsidiary’s assets, and to preserve for the Company Purchaser’s and each Purchaser Subsidiary’s relationships with licensors, suppliers, distributors, customers, contractors and employees.

(d) Except as required pursuant to (i) applicable Law (ii) any Contract in existence prior to the date hereof binding upon Purchaser, or (iii) this Agreement, Purchaser shall not (and shall not permit any Purchaser Subsidiary to):

(i) (A) borrow or agree to borrow any funds or (B) incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except in the case of clause (B) obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

(ii) permit or allow any of its assets to be subjected to any Encumbrance of any kind or description, other than Encumbrances in existence on the date hereof or contemplated hereby, or mechanics liens or similar Encumbrances for service or work in process, and other than in connection with the transactions contemplated by this Agreement;

(iii) sell, assign, transfer, license, dispose of or permit to lapse any rights to the use of any Intellectual Property (and Purchaser shall take (and shall cause each Purchaser Subsidiary to take) all actions necessary in respect of any infringement of any Intellectual Property of which it has Purchaser Knowledge), or dispose of or disclose to any Person any trade secret, formula, process or know how not theretofore a matter of public knowledge, other than (x) any sale, assignment, transfer, license or other disposition of any of

Purchaser’s legacy intranasal assets, and (y) licenses by Purchaser of any of its Intellectual Property in the ordinary course of Purchaser’s Business consistent with past practice (other than licenses solely to Purchaser’s Di-Alkylated Amino Acid delivery technology); provided, however, that nothing in item (y) above shall prohibit Purchaser from licensing any of its Intellectual Property, including its Di-Alkylated Amino Acid delivery technology, in connection with any multi-year target-based or therapeutic-based collaboration between Purchaser and a pharmaceutical company substantially similar to those collaborations previously discussed with the Company;

(iv) make any single capital expenditure or future commitment in excess of $100,000 for additions to property, plant or equipment, make aggregate capital expenditures or future commitments in excess of $200,000 with respect to Purchaser and the Purchaser Subsidiaries as a whole for additions to property, plant or equipment, or make any expenditure with respect to the acquisition of the intellectual property of a third party in excess of $250,000 with respect to Purchaser and the Purchaser Subsidiaries as a whole (but not including future commitments with respect thereto);

(v) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any Affiliate or with any Subsidiary other than a Purchaser Subsidiary;

(vi) change any of Purchaser’s or such Purchaser Subsidiary’s banking or safe deposit arrangements;

(vii) grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co maker, indemnitor or otherwise in respect of the obligation of any Person;

(viii) pay any amounts (whether in cash or property) to any employee of Purchaser or any Purchaser Subsidiary other than in the ordinary course of business and consistent with past practice or pursuant to any Contract;

(ix) grant to any officer or employee any increase in compensation or benefits, other than increases in compensation or benefits for employees in the ordinary course of business and consistent with past practice;

(x) pay any pension, retirement allowance or other employee benefit not required by any plan, policy or program identified on Schedule 6.17(a) hereto;

(xi) adopt, agree to adopt, or make any announcement regarding the adoption of (i) any new pension, retirement or other employee benefit plan, policy or program or (ii) any amendments to any existing plan, policy or program identified on Schedule 6.17(a) unless required by applicable Law;

(xii)(A) declare, set aside or pay any dividend or distribution that is payable in cash, stock, or other property with respect to Purchaser (provided that nothing herein shall prohibit the payments of dividends or distributions by any Purchaser Subsidiary to Purchaser); (B) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Purchaser or any Purchaser Subsidiary, or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities; (C) except for any pledge of equity securities of each Purchaser Subsidiary to the Company, authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell or pledge (whether through the issuance or granting of any options, warrants, calls, subscriptions, equity appreciation rights or other rights or other agreements) any equity or debt securities of Purchaser or any Purchaser Subsidiary, or any other securities that are convertible into or exchangeable for shares of any class of Purchaser or any Purchaser Subsidiary, other than an Exempt Issuance; or (D) split, combine or reclassify the outstanding shares of Purchaser or any Purchaser Subsidiary, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any equity securities of Purchaser or any Purchaser Subsidiary;

(xiii) adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment against or on behalf of Purchaser or any Purchaser Subsidiary, except for claims, obligations, debts, demands, suits or judgments that do not involve an Affiliate of Purchaser and do not exceed more than $50,000 in any single instance or more than $100,000 in the aggregate with respect to Purchaser and the Purchaser Subsidiaries as a whole; or

(xiv) agree, whether in writing or otherwise, to do any of the foregoing.

(e) Purchaser shall maintain (and shall cause each Purchaser Subsidiary to maintain) the same insurance coverage (to the extent commercially reasonable) as on the date of this Agreement and all property insured thereby shall be used, operated, maintained and repaired in the ordinary course of business and consistent with past practice.

(f) Purchaser shall not do any act or omit to do any act, or permit any act or omission to act (or permit any Purchaser Subsidiary to so do, or omit to do, or to so permit any act or omission), which will cause a breach of any Purchaser Material Contract or commitment of Purchaser or any Purchaser Subsidiary or which would cause the breach by Purchaser or any Purchaser Subsidiary of any representation, warranty, covenant or agreement made hereunder.

(g) Purchaser shall duly comply (and shall cause each Purchaser Subsidiary to duly comply) in all material respects with all Laws applicable to it and its properties, operations, business and employees.

(h) Purchaser shall file (and shall cause each Purchaser Subsidiary to file) all Federal, state, local and foreign Tax Returns and amendments thereto required to be filed by them and shall pay (and shall cause each Purchaser Subsidiary to pay) all Taxes shown as due and payable thereon. All returns and reports in respect of employee withholdings, FICA, unemployment and other similar items and other applicable Taxes shall be timely made as shall all deposits and payments due in respect of such Taxes and obligations.

4.04 Proxy Statement; Company Approval.

(a) As promptly as practicable after the execution of this Agreement, (but in any event within 30 days after the date hereof) Purchaser shall prepare and shall file with the SEC a document or documents that will constitute the proxy statement with respect to the Merger (together with any amendments thereto, the “Proxy Statement”) relating to the special meeting of the stockholders of Purchaser (such meeting, the “Purchaser Stockholders’ Meeting”)

to be held to consider approval of an amendment to the Certificate of Incorporation of Purchaser to increase the number of authorized shares of Purchaser Common Stock to 180,000,000 (the “Charter Amendment”) and the issuance of Purchaser Common Stock to the Stockholders pursuant to this Agreement and the Merger (the “Purchaser Stock Issuance”). Purchaser shall use commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after the date hereof, and, prior to such date, Purchaser shall take all action required under any applicable Laws in connection with the Purchaser Stock Issuance. The Company shall furnish all information concerning the Company as Purchaser may reasonably request in connection with such actions and the preparation of the Proxy Statement. Purchaser shall notify the Company of the receipt of any comments from the SEC on the Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to the Company promptly copies of all correspondence between Purchaser or any of its representatives and advisors and the SEC. Purchaser shall mail, or cause to be mailed, to the stockholders of Purchaser, and shall duly call the Purchaser Stockholders’ Meeting, as promptly as reasonably practicable in accordance with applicable Law following the date on which the SEC clears the Proxy Statement.

(b) None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall, (a) at the time filed with the SEC or other regulatory agency, (b) at the date it or any amendments or supplements thereto are first mailed to stockholders of Purchaser, (c) at the time of the Purchaser Stockholders’ Meeting and (d) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company, or any of its officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Purchaser. All documents that the Company is responsible for filing with the SEC in connection with the Merger, if any, will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

(c) Purchaser shall promptly notify the Company of the receipt of all comments of the SEC staff with respect to the Proxy Statement and of any request by the SEC staff for any amendment or supplement thereto or for additional information and shall promptly provide the Company copies of all correspondence between Purchaser and/or any of its representatives, on the one hand, and the SEC staff, on the other hand, with respect to the Proxy Statement.

(d) Subject to applicable Laws, notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC staff with respect thereto, Purchaser shall promptly provide the Company with an opportunity to review and comment on such document or response and shall in good faith consider for inclusion in such document or response comments reasonably and timely proposed by the Company.

(e) As promptly as practicable following the execution of this Agreement, and in no event more than seventy-two (72) hours following the execution of this Agreement, the Company shall take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to obtain the Company Stockholder Approval.

4.05 NASDAQ Global Market Listing. Purchaser shall promptly prepare and submit to The NASDAQ Stock Market, Inc. a listing application covering the shares of Purchaser Common Stock to be issued in the transactions contemplated by this Agreement, such listing to be effective at or prior to the Effective Time and shall use commercially reasonable efforts to cause such shares to be approved for listing on The NASDAQ Global Market. The Company shall furnish such information concerning it, any of its Affiliates and the holders of the Company’s capital stock as Purchaser may reasonably request in connection with such actions and the preparation of the listing application.

4.06 Appropriate Action; Consents; Filings.

(a) Purchaser and the Company shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Purchaser or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any governmental entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby, including the Merger, required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (y) any other applicable Law.

(b) Notwithstanding anything to the contrary contained in this Agreement, but subject to any agreement between Purchaser and the Company contained in any document evidencing or relating to the term loan to be made by the Company to Purchaser on or about the date of this Agreement, no party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue, or cause any its Subsidiaries to discontinue, offering any product or service; (iii) to license or otherwise make available, or cause any its Subsidiaries to license or otherwise make available, to any person any Intellectual Property; (iv) to hold, or cause any of its Subsidiaries to hold, separate any assets or operations (either before or after the Effective Time); (v) to make, or cause any of its Subsidiaries to make, any commitment (to any governmental entity or otherwise) regarding its future operations or to contest any Legal Proceeding or any order, writ, injunction or decree relating to the transactions contemplated hereby if such party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree could materially adversely affect such party.

(c) Purchaser and the Company shall give (or shall cause any of their respective Subsidiaries to give) any notices to third parties, and use all commercially reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated in this Agreement.

4.07 Certain Notices.

(a) Purchaser shall give prompt notice to the Company, and the Company shall give prompt notice to Purchaser, of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, and (ii) any failure of Purchaser, any Purchaser Subsidiary or the Company, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.01(c) and 7.02(c) unless the failure to give such notice results in a Material Adverse Effect on the other party.

(b) Each of Purchaser and the Company shall give prompt notice to the other of: (i) any material notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any material notice or other communication from any governmental entity in connection with the Merger or other transactions contemplated by this Agreement; (iii) any Legal Proceeding relating to or involving or otherwise affecting Purchaser, any Purchaser Subsidiary, Merger Sub or the Company that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, is reasonably likely to become a default under a Material Contract; and (v) any change that would be considered reasonably likely to result in a Material Adverse Effect, or is likely to impair in any material respect the ability of either Purchaser or the Company to consummate the transactions contemplated by this Agreement; provided, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.01(c) and 7.02(c) unless the failure to give such notice results in a Material Adverse Effect on the other party.

4.08 No Solicitation of Transactions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall not, nor shall it authorize any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate of the Company to: (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or access to properties or assets) any Acquisition Proposal; (ii) furnish any nonpublic information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal (which shall include any Acquisition Proposal received prior to the date hereof); (iii) enter into discussions or negotiate with any Person in furtherance of an Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or any other contract relating to any Acquisition Proposal, with respect to an Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if the Company should receive an Acquisition Proposal at any time prior to the Effective Time, the Company shall promptly (and in all cases within one (1) business day) advise Purchaser in writing of such Acquisition Proposal, the terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal.

(b) The Company shall, and shall cause its representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and non-public information access, if any, with or to any Person conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Person, if any, in possession of the confidential information about the Company that was furnished by or on behalf of the Company in connection with its consideration of any potential Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person.

4.09 Stock Options and Warrants.

(a) At the Effective Time, the Company’s obligations with respect to each outstanding option to purchase shares of Company Common Stock (each, a “Company Option” and collectively, the “Company Options”) under the Company Plans, whether vested or unvested, and the Company’s obligations with respect to each warrant to purchase shares of Company Common Stock (each, a “Warrant” and collectively, the “Warrants”) will be assumed by Purchaser. Each Company Option so assumed by Purchaser under this Agreement shall be subject to substantially the same terms and conditions set forth in the Company Plans (which plans shall be adopted upon substantially the same terms and conditions by Purchaser) or agreement pursuant to which such Company Option was issued as in effect immediately prior to the Effective Time, and each Warrant so assumed by Purchaser under this Agreement shall be subject to substantially the same terms and conditions set forth in such applicable Warrant agreement, except as follows (i) such Company Option or Warrant will be exercisable for that number of shares of Purchaser Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Company Option or Warrant immediately prior to the Effective Time multiplied by the CSE Exchange Ratio, rounded down to the nearest whole number of shares of Purchaser Common Stock, and (ii) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such assumed Company Option or Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option or Warrant was exercisable immediately prior to the Effective Time by the CSE Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Following the Effective Time, Purchaser will send to the holders of the assumed Company Options and Warrants a written notice setting forth (i) the number of shares of Purchaser Common Stock that are subject to such assumed Company Option, and (ii) the exercise price per share of Purchaser Common Stock issuable upon exercise of such assumed Company Option. In addition, Purchaser shall file with the SEC, no later than ninety (90) days after the Effective Time, a registration statement on Form S-8 registering the exercise of any Company Options issued under the Company Stock

Plans assumed by Purchaser pursuant to this Section 4.09 (to the extent the exercise of such options is eligible to be registered using a Form S-8 registration statement).

(b) Purchaser and Company shall take all action that may be reasonably necessary to effectuate the provisions of this Section 4.09. The Company Options and Warrants assumed by Purchaser shall retain their existing vesting schedules following the Effective Time.

(c) It is the intention of the parties that Company Options assumed by Purchaser qualify following the Effective Time as incentive stock options as defined in the Code (“ISO’s”) to the extent such Company Options qualified as ISO’s prior to the Effective Time.

(d) Purchaser will reserve sufficient shares of Purchaser Common Stock for issuance under this Section 4.09.

4.10 Tax-Free Reorganization. Notwithstanding anything herein to the contrary, each of Merger Sub, Purchaser and Company shall use reasonable best efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Merger Sub shall, and shall cause the Surviving Corporation and Purchaser to, report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code. Purchaser and Company will each make available to the other party and their respective legal counsel copies of all returns requested by the other party

4.11 Tax Matters.

(a) Tax Returns. The Company and Stockholders’ Representative shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns with respect to the Company for Taxable Periods ending before the Closing Date (“Pre-Closing Tax Periods”) and for any Taxable Periods ending on the Closing Date (“Closing Date Tax Period”). Such Tax Returns shall be filed on a timely basis consistent with the Company’s past practice in filing its Tax Returns and shall not be filed without the approval of the Stockholders’ Representative. Purchaser shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to the Company for any taxable period which includes but does not end on the Closing Date (“Straddle Period”) and for any taxable periods beginning after the Closing Date (the “Post-Closing Tax Periods”). Purchaser shall permit the Stockholders’ Representative to review and comment on each Tax Return with respect to the Company for any Straddle Period and shall make such revisions as the Stockholders’ Representative shall reasonably request. Tax Returns for a Straddle Period shall be prepared consistent with the Company’s past practice. Unless the prior written consent of the Stockholders’ Representative is first obtained, Purchaser shall not take any action (including without limitation, file any amended Tax Returns or claim any Tax refunds) which would in any way alter the balance of Taxes owing or Tax refunds or credits with respect any Pre-Closing Tax Period or any Closing Date Tax Period. For purposes of this Agreement, in the case of any Straddle Period, Taxes of the Company (“Pre-Closing Straddle Tax Liability”) for the portion of any Straddle Period ending on and including the Closing Date (a “Pre-Closing Straddle Period”) shall, where possible, be computed as if such taxable period ended as of the close of business on the Closing Date. For purposes of the foregoing, any items attributable to a Straddle Period which cannot be taken into account in the manner so provided (i.e. Taxes not based upon income or receipts) shall be allocated to the Pre-Closing Straddle Period for purposes of determining the Pre-Closing Straddle Tax Liability, pro rata, based upon the number of days in the Pre-Closing Straddle Period, as compared to the total number of days in the Straddle Period, provided that if any Straddle Period Tax is based on income or revenue, then such allocation shall be based upon the actual activities of the Company as determined from the books and records of the Company for such Pre-Closing Straddle Period. Unless otherwise indicated, a Pre-Closing Straddle Period shall be treated as a “Pre-Closing Tax Period” for purposes of this Agreement.

(b) Cooperation on Tax Matters. Purchaser and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.11 (including amended Tax Returns for Pre-Closing Tax Periods and the Closing Date Tax Period (or portions thereof) that the Stockholders’ Representative may reasonably request Purchaser to file) and any Audit. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to such Tax Returns or Audit and making employees available on a mutually convenient basis to provide additional information and explanations of materials provided hereunder. Purchaser shall not dispose of any records relating to Taxes paid or payable by the Company and which are attributable to Pre-Closing Tax Periods and the Closing Date Tax Period prior to the later of six months after the expiration of the applicable limitations period on assessment with respect to any such Taxes, or the final resolution of all Audits or litigation initiated prior to the expiration of the applicable limitations period.

(c) Pre-Closing Tax Period Audits. Purchaser will promptly notify Stockholders’ Representative if it receives written notice of any Audits relating to Pre-Closing Tax Periods (a “Pre-Closing Audit”) and/or the Closing Date Tax Period (a “Closing Date Audit”). With respect to such Audits the Stockholders (at their expense) through the Stockholders’ Representative may elect (in its sole discretion) to control all proceedings and may make all decisions taken in connection therewith at the Stockholders’ Representative sole discretion, provided that any such proceeding and any such decision taken in connection therewith does not increase the Tax liability for any portion of a Straddle Period beginning after the Closing Date (the “Post Closing Straddle Period”) or any Post-Closing Tax Period. In the event a decision with respect to a Pre-Closing Audit or Closing Date Audit would increase a tax liability for a Post-Closing Straddle Period or a Post-Closing Tax Period, no such decision shall be implemented or effectuated without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed). The Stockholders’ Representative shall exercise reasonable efforts to keep Purchaser fully apprised of any such Pre-Closing Audit or Closing Date Audit. With respect to any such Pre-Closing Audit or Closing Date Audit, Purchaser shall furnish the Stockholders’ Representative with the usual form of power of attorney (Form 2848) and provide to the Stockholders’ Representative such records and information as may be necessary for the Stockholders’ Representative to control such Pre-Closing Audit or Closing Date Audit proceeding. If the Stockholders’ Representative has failed to take reasonable steps necessary to control a Pre-Closing Audit or Closing Date Audit, as the case may be, or to timely respond to any requests, demands or proceedings in connection therewith, then Purchaser shall have the right to assume control of such Pre-Closing Audit or Closing Date Audit (at the

Stockholders’ expense), as the case may be, and make all decisions taken in connection therewith at Purchaser’s sole discretion, provided that any such proceeding and any such decision taken in connection therewith does not increase the Tax liability for any Pre-Closing Tax Period or the Closing Date Tax Period. Otherwise, no such decision shall be implemented or effectuated without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed). Purchaser shall exercise reasonable efforts to keep the Stockholders’ Representative apprised of all aspects of any such Pre-Closing Audit or Closing Date Audit.

(d) Purchaser and the Surviving Corporation shall not amend any Tax Return of the Company for Pre-Closing Tax Periods, or file a claim for refund of Taxes attributable to a Pre-Closing Tax Period, without the Stockholders’ Representative’s consent.

4.12 Purchaser Management and Directors Lock-up Agreements; Voting Agreement for Certain Company Stockholders.

(a) As promptly as practicable following the execution of this Agreement, and in no event more than seventy-two (72) hours following the execution of this Agreement, the executive officers and directors of Purchaser set forth in Schedule 4 shall have each executed and delivered the Lock-up Agreement set forth as Exhibit C-2.

(b) As promptly as practicable following the execution of this Agreement, and in no event more than seventy-two (72) hours following the execution of this Agreement, the Company Stockholders set forth in Schedule 3 shall have each executed and delivered the Voting Agreement set forth as Exhibit E.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to Purchaser and Merger Sub that the statements contained in this Article 5 are complete and accurate as of the date hereof, except as set forth in the written disclosure schedule delivered by the Company to the Purchaser. Such Company disclosure schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 5, and the disclosures in any section or subsection of the Company’s disclosure schedule shall qualify only the corresponding section or subsection of this Article 5, unless the disclosures in one section or subsection reasonably appear to apply to another section or subsection of the Company’s disclosure schedule.

5.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary. A list of the jurisdictions in which the Company is so qualified is set forth on Schedule 5.01. The Company does not have any Subsidiaries.

5.02 Capital Stock and Related Matters; No Investments.

(a) The authorized capital stock of the Company consists of 172,434,420 authorized shares consisting of: (i) 130,000,000 shares of Company Common Stock, (ii) 14,850,000 shares of Series A Preferred Stock, (iii) 27,584,420 shares of Series A-1 Preferred Stock and (iv) 0 shares of undesignated stock, all par value $0.001, of which as of the date hereof 5,824,710 shares of Company Common Stock are issued and outstanding, 0 shares of the Series A Preferred Stock are issued and outstanding and 15,176,263 shares of the Series A-1 Preferred Stock are issued and outstanding (collectively, the “Company Shares”). The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company and are held by the Stockholders in the amounts set forth on Schedule 5.02 hereto.

(b) Except as set forth on Schedule 5.02 hereto, the Company has no outstanding stock or securities convertible into or exchangeable for any shares for its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or purchase its capital stock or any stock or securities convertible into or exchangeable for any shares for its capital stock or any stock appreciation rights or phantom stock plans. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All of the outstanding shares of the Company’s capital stock have been validly issued and are fully paid and nonassessable.

(c) Except as set forth on Schedule 5.02 there are no statutory or contractual shareholders’ preemptive rights or rights of refusal with respect to the Merger. The Company has not violated any applicable federal or state securities Laws in connection with the offer or sale of the Shares.

(d) The Company does not own or hold any Investment in any Person.

5.03 Authorization. Subject to approvals as are required by Law, the Company has all requisite power and authority (or legal capacity, as the case may be) to enter into this Agreement and the Related Documents to be executed and delivered by the Company pursuant hereto or in connection with the transactions contemplated hereby or thereby, and to consummate the transactions contemplated hereby and thereby. Subject only to Company Stockholder Approval, all acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the Related Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been (or by the Closing will have been) duly and properly taken.

5.04 Valid and Binding. This Agreement constitutes (and, when executed and delivered at Closing, each Related Document, to the extent that the Company is a party thereto, will constitute) a valid and binding obligation of the Company, enforceable against the signatory in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.05 No Violation. The execution and delivery of this Agreement and each Related Document by the Company, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not (subject only to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 5.06 hereto) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon any of the Company’s assets under, any provision of (i) the certificate of incorporation or by-laws of the Company, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which the Company is a party or by which any of its properties or assets are bound, or (iii) any statute, regulation, rule, injunction, judgment, order, Law, ordinance, decree, ruling, charge or other restriction of any government, governmental agency, or court applicable to the Company or its property or assets, except in the case of clauses (ii) and (iii) for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate would not have a Material Adverse Effect or would not adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

5.06 Consents and Approvals. Other than the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, or as otherwise set forth in Schedule 5.06 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any court or other tribunal, and no consent or waiver of any party to any Contract is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the Related Documents or the consummation of the transactions contemplated hereby or thereby.

5.07 Financial Statements. The Company has furnished to Purchaser true, correct and complete copies of (i) audited balance sheets of the Company as of December 31, 2007 and December 31, 2008, a draft audited balance sheet of the Company as of December 31, 2009 and an unaudited consolidated balance sheet of the Company as of February 28, 2010, and (ii) audited consolidated income statements of the Company for the years ended December 31, 2007 and December 31, 2008, a draft audited consolidated income statement of the Company for the year ended December 31, 2009 and an unaudited consolidated income statement of the Company for the two-month period ended February 28, 2010 (collectively, the “Company Financial Statements”), copies of which are attached hereto as Schedule 5.07, with the exception of the draft audited balance sheet of the Company as of December 31, 2009 and the draft audited consolidated income statement of the Company for the year ended December 31, 2009, which have been separately furnished to the Purchaser and shall be provided by the Company to the Purchaser as soon as practicable after they are issued to the Company by the Company’s independent auditors. The Company Financial Statements have been prepared by the Company on the basis of the books and records maintained by the Company in the ordinary course of business in a manner consistently used and applied throughout the periods involved. The Company Financial Statements have been prepared in accordance with GAAP and present fairly the assets, liabilities and the financial condition of the Company as at the respective dates thereof, except that the Company’s unaudited consolidated balance sheet as of February 28, 2010 and income statement for the two-month period then ended do not contain footnotes and information related thereto and are subject to normal year end adjustments in the ordinary course of business. The books and records of the Company to which such statements relate fairly reflect in all material respects the assets, liabilities and operations of the Company.

5.08 Interim Operations. Except as set forth on Schedule 5.08, since December 31, 2009:

(a) the Company Business has been conducted by the Company only in the ordinary course consistent with past practices;

(i) with respect to the Company Business, the Company has not:

(ii) suffered any Material Adverse Effect;

(iii) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary and usual course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(iv) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice liabilities and obligations reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past practice;

(v) permitted or allowed the Company’s assets to be subjected to any Encumbrance (except Encumbrances created by Law);

(vi) canceled any debts owing to the Company or waived any claims or rights, except for amounts each individually under $5,000;

(vii) sold, transferred, or otherwise disposed of, or transferred or granted any rights under any lease, license or agreement with respect to, any of its assets, except in the ordinary course of business and consistent with past practices;

(viii) disposed of, failed to take reasonable steps to protect, or permitted to lapse, any rights for the use of, the Company’s Intellectual Property, or disposed of, failed to take reasonable steps to protect any Proprietary Information;

(ix) made any change in any method of accounting or accounting practice;

(x) made any single capital expenditure or future commitment in excess of $20,000, or made aggregate capital expenditures or future commitments in excess of $50,000;

(xi) made any material change in the manner in which the Company Business is conducted;

(xii) made any material change in policies relating to the Company Business (whether or not in the ordinary and usual course of business);

(xiii) had any labor dispute or received notice of any grievance;

(xiv) borrowed or agreed to borrow any funds;

(xv) paid and/or declared any dividends with respect to its shares of capital stock, whether in shares of capital stock or other property;

(xvi) granted to any officer or employee any increase in compensation or benefits, other than increases in compensation or benefits to employees in the ordinary and usual course of business;

(xvii) paid any pension, retirement allowance or other employee benefit not required by any plan, policy or program identified on Schedule 5.21 hereto or any employment agreement set forth on Schedule 5.21 hereto;

(xviii) adopted, agreed to adopt, or made any announcement regarding the adoption of (i) any new pension, retirement or other employee benefit plan, program or policy, or (ii) any amendments to any existing pension, retirement or other employee benefit plan, policy or program identified on Schedule 5.21 unless otherwise required by applicable Law; or

(xix) suffered or agreed to take any of the actions set forth in this subparagraph (ii).

(b) None of the assets of the Company have been affected in any way as a result of fire, explosion or other casualty (whether or not covered by insurance).

5.09 Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) disclosed on Schedule 5.09 hereto, (ii) disclosed in the Company Financial Statements, (iii) arising in the ordinary course of business consistent with past practice under any Material Contract, or (iv) incurred in the ordinary course of business consistent with past practices since December 31, 2009.

5.10 Taxes.

(a) Except as set forth on Schedule 5.10(a), the Company has timely filed all Tax Returns required by applicable Law to be filed by or on behalf of the Company on or prior to the date hereof, and such Tax Returns are true, complete, correct and in conformity with applicable Tax Laws in all material respects. The Company has paid all Taxes (whether or not required to be shown on any Tax Return) required to be paid by the Company on or before the date hereof, or where payment is not yet due, has established or will establish, on or before the Closing Date, in accordance with GAAP, an adequate reserve on its books and financial records for the payment of all Taxes due from the Company, with respect to any Pre-Closing Tax Period (including any Pre-Closing Straddle Tax Liability) and the Closing Date Tax Period. All Taxes that the Company is or was required by Law to withhold, deposit or collect have been duly withheld, deposited or collected and, to the extent required, have been paid to the relevant Tax Authority. The Company has timely complied with all information and reporting and backup withholding requirements, including maintenance of any required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(b) Except as described in Schedule 5.10(b), the Tax Returns with respect to the Company have not been subject to an Audit since its incorporation, and there are no ongoing Audits of the Company. The Company has not received written notice by any Tax Authority of an Audit nor to Knowledge is any such Audit contemplated, threatened or pending.

(c) to the Company’s Knowledge, there are no claims, investigations, actions or proceedings pending or threatened, against the Company by any Tax Authority for any past due Taxes with respect to which the Company would be liable. There has been no waiver by the Company of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Company.

(d) The Company is not delinquent in the payment of any amount of Taxes and there are no Tax liens upon any property or assets of the Company, except liens for Taxes not yet due and payable.

(e) The Company has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(f) The Company is not liable for the Taxes of any Person other than the Company, including, without limitation, (i) under U.S. Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. Except as set forth on Schedule 5.10(f), the Company has not ever been a member of a consolidated, combined or unitary group for federal, state, local or foreign Tax purposes or have ever been included as part of a consolidated, combined or unitary Tax Return.

(g) The Company is not, nor has it ever been, a party to any Tax sharing agreement, Tax indemnity agreement or other similar Tax sharing arrangement.

(h) Except as set forth in Schedule 5.10(h), since January 1, 2004 no claim has been asserted in writing by a Tax Authority in a jurisdiction where the Company has not filed Tax Returns that the Company is or may be subject to taxation by that jurisdiction. To Knowledge no such claim was asserted prior to 2004.

(i) Schedule 5.10(i) sets forth each of the states for which the Company is currently filing income or franchise Tax Returns (or similar type of Tax Returns) or is required to file for the current Taxable Period.

(j) The Company has provided Purchaser with copies of: (i) all Tax Returns filed by, or on behalf of, the Company for periods beginning on or after January 1, 2006 (the “Post-2006 Period”); (ii) all notices, protests or other correspondence relating to any Post-2006 Period Taxes or Tax Returns; (iii) any letter rulings, determination letters or similar documents issued by any Tax Authority with respect to the Company; (iv) any closing agreement entered into by the Company with any Tax Authority; and (vi any Tax Return workpapers relating to the Tax Returns referred to in clause (i). The Company has not entered into an exchange under Code Section 1031 with a “related person” (within the meaning of Code Section 1031(f)(3)) which could result in the Company being required to recognize gain under Code Section 1031(f)(1). The Company is not taking into account any gain under the installment method of Code Section 453.

(k) The Company is not, and has never been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Purchaser is not required to withhold tax on the purchase of the stock of the Company by reason of Section 1445 of the Code. Except as set forth in Schedule 5.10(k), the Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Section 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company has not participated in an international boycott as defined in Section 999 of the Code.

(l) The Company has not participated in any transaction that is a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4 or Section 6707A of the Code.

(m) Neither the Company nor, to the Company’s Knowledge, any of the Company’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.11 Condition of Property. Except as set forth on Schedule 5.11, all Tangible Property of the Company is in good operating condition and repair, reasonable wear and tear excepted, and all such Tangible Property is adequate for the uses to which it is being put. None of such Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

5.12 Contracts and Commitments.

(a) Schedule 5.12(a) lists all Material Contracts (copies of which have heretofore been made available to Purchaser) and describes all currently effective oral agreements and commitments, if any, to which the Company is a party. Except as set forth on Schedule 5.12(a) hereto, (i) all Material Contracts constitute valid and binding agreements of the Company, and, to the Company’s Knowledge, each other party thereto, enforceable in accordance with their terms except that (A) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) with respect to the Material Contracts there are no existing material defaults by the Company, or, to the Company’s Knowledge, by any other party thereto and there is no event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under the Material Contracts by the Company, or, to the Company’s Knowledge, by any other party thereto, (iii) the Company is not restricted by agreement from carrying on the Company Business in any geographical location, and (iv) there are no negotiations pending or in progress to revise any Material Contract.

(b) The Company does not own any Real Property. The only leases for Real Property to which the Company is a party is set forth on Schedule 5.12(b) (collectively, and together with all addenda, the “Company Leases”). With respect to the Company Leases, (i) each such Company Lease is in full force and effect and is binding and enforceable against the Company, and to the Company’s Knowledge, the lessor, in accordance with its terms except that (A) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) all rental and other charges payable pursuant to the terms and conditions of each such Company Lease have been paid and no rent has been paid in advance more than 30 days; (iii) there are no charges, offsets or defenses against the enforcement by the respective lessors thereunder of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of each Company Lease; (iv) there are no defaults by the Company of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of each Company Lease; (v) there are no actions or proceedings pending or, to the Company’s Knowledge, threatened, by the lessor under each such Company Lease; (vi) except for security deposits required by the Company Leases and identified on Schedule 5.12(b), the respective lessor does not hold any deposits for the Company’s accounts under each such Company Lease; (vii) the Merger and the transactions contemplated hereby will not constitute a prohibited transfer under any Company Lease; and (viii) to the Company’s Knowledge, there are no defaults by respective lessors of any agreement, covenant or condition on the part of such lessor to be performed or observed pursuant to the terms of any such Company Lease. The current expiration date and remaining options to extend each Company Lease are as set forth on Schedule 5.12(b) hereto.

5.13 Intellectual Property.

(a) General. Schedule 5.13(a) contains a complete and accurate list of all Intellectual Property Registrations, including all Patents. Except as disclosed on Schedule 5.13(a), the Company is not aware of any actions which, if not taken by Purchaser within ninety (90) days of the Closing Date, would limit or preclude Purchaser from obtaining, perfecting, preserving, renewing or maintaining any Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Patent Agency office actions, documents, applications or certificates.

(b) Valid Assignment. In each case in which the Company has acquired ownership of (rather than licenses or other rights to) any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer to Purchaser all rights in such Intellectual Property (including the Company’s right to seek past and future damages for infringement with respect thereto to the extent permitted by applicable Law). To the extent required by, and in accordance with, applicable Laws and regulations, the Company has recorded each assignment to it of any Intellectual Property Registrations with the USPTO or equivalent Patent Agencies outside the United States.

(c) No Infringement. To the Company’s Knowledge, no Person is infringing or misappropriating any Intellectual Property or Licensed Rights as of the Effective Date. The Company has not received written notice of a claim from any Person claiming that any Intellectual Property or Licensed Rights infringes or misappropriates any rights of such Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction. With respect to the Patents, although the validity of claims regarding novelty, non-obviousness and enablement have not been established, the Company’s claims and representations made to the USPTO and other Patent Agencies in its applications for Patents regarding novelty, non-obviousness and enablement were made in good faith, and the Company has no Company Knowledge of any facts which the Company reasonably believes would cause such claims or representations to be untrue or misleading. To the Company’s Knowledge, there is no unexpired Patent of any third party that includes claims that would be infringed by the Company Business as currently conducted.

(d) Confidentiality. The Company has taken all actions reasonably necessary to maintain and protect its rights in the Intellectual Property, including in Trade Secrets and other Proprietary Information. Without limiting the foregoing, the Company has and enforces a policy requiring each employee, consultant, contractor and other third parties with access to the Trade Secrets to execute proprietary information and confidentiality agreements, and all such current and former employees, consultants, contractors and third parties have executed such an agreement. To the Company’s Knowledge, there has been no violation or unauthorized disclosure or use of any Intellectual Property.

(e) No Transfer of Rights. Except as disclosed on Schedule 5.13(e), the Company is the exclusive owner of all the Intellectual Property owned by the Company and no other person owns or has any rights to any of the Intellectual Property and no Person has ownership rights or license rights to improvements made by the Company in any Patents. The Company has not transferred to any other Person any interest in, granted to any other Person any license, sublicense or other right to use, authorized the retention by any Person of any rights to use or joint ownership of, or entered into a covenant, in favor of any other Person, not to sue for infringement of, any Intellectual Property, except as disclosed on Schedule 5.13(e).

(f) Exclusive Rights. All of the Intellectual Property, excluding any Licensed Rights, was created solely by either (A) Employees of the Company acting within the scope of their employment or (B) employees of third parties or consultants or contractors of the Company who have validly and irrevocably assigned all of their rights, including rights to all Intellectual Property therein, to the Company.

(g) No Adverse Proceedings. To the Company’s Knowledge, there are no interference action or other Proceedings pending, or any written communication that threatens an interference action or other Proceeding, before any Patent Agency or other governmental entity in any jurisdiction in regard to any Intellectual Property.

(h) No Undisclosed Inventions. To the Company’s Knowledge, the Company has not received any notice under any Contract that constitutes a research or other collaborative agreement regarding the Intellectual Property that the other party to such Contract has developed an invention under such Contract for which the Company would have ownership or license rights under such Contract.

(i) Payment of Intellectual Property Costs. Except as described on Schedule 5.13(i), the Company has paid in full any and all costs whatsoever, including attorney’s fees, associated with the preparation, filing, prosecution and maintenance of the Patents and covering the period ending on the Closing Date, including any maintenance fees which become due for the Patents on or prior to the Closing Date.

5.14 Title to the Assets.

(a) Except as described on Schedule 5.14 or in the Company Financial Statements, the Company has good and marketable title to, or have a valid leasehold interest or valid license or other contractual rights in, the properties and assets used by it in the Business, located on their premises or shown on the most recent Company Financial Statement or acquired thereafter, free and clear of all Encumbrances, except for (i) properties and assets disposed of in the ordinary course of business since December 31, 2009, (ii) Encumbrances for Taxes not yet due and payable or Encumbrances for Taxes which are being contested in good faith, and (iii) Encumbrances which are not material to the value of the properties or assets encumbered and which do not impair in any material respect the current use or operation of such properties and assets. The Company owns, or has a valid leasehold or other interest in, all assets (including all Intellectual Property) necessary for the conduct of the Company Business as currently conducted by the Company, and immediately after the Closing the Company will continue to own, or have a valid leasehold or other interest in all such assets so as to be able to conduct the Company Business in all respects after the Closing in substantially the same manner as the Company Business has been conducted prior to the Closing.

(b) The assets and properties owned by the Company together with the rights enjoyed by the Company, on the date hereof, constitute all of the assets, properties and rights which were used to achieve the financial results set forth on the Company Financial Statements, excepting only those assets and properties disposed of or otherwise transferred by the Company in the ordinary course of business.

5.15 Land Use Matters. There are no pending or, to the Company’s Knowledge, threatened, legal actions or proceedings in the nature of condemnation proceedings that might prohibit, restrict or impair the use and occupancy of the property covered by any Company Leases, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any required licenses, permits, certificates and approvals for the use and occupancy and operation of the property covered by any Company Leases, other than such prohibitions, restrictions, suspensions, revocations, impairments, forfeitures and non-renewals that individually or in the aggregate would not result in a Material Adverse Effect.

5.16 Environmental Matters.

(a) Compliance. (i) The Company is in compliance in all material respects with all applicable Environmental Laws; (ii) the Company has not received any written communication from any Person or governmental entity that alleges that the Company is not in compliance with applicable Environmental Laws; and (iii) there have not been any Releases of Hazardous Materials by the Company, or, by any other party, at any property currently or formerly owned or operated by the Company that occurred during the period of the Company’s ownership or operation of such property.

(b) Environmental Permits. The Company has all Environmental Permits necessary for the conduct and operation of the Company Business. All such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. The Company is in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits, except where the failure to obtain or be in such compliance and the requirement to make such expenditure do not or will not have a Material Adverse Effect on the Company Business.

(c) Environmental Claims. There are no Environmental Claims pending or, to the Company’s Knowledge, threatened, against the Company or against any real or personal property or operation that the Company owns, leases or manages.

5.17 Insurance. Schedule 5.17 (i) lists the insurance policies currently maintained with respect to the Company and its assets and properties (summaries of which have been provided or made available to Purchaser), and (ii) specifically describes all claims made by the Company during the past three years under any such insurance policies maintained by the Company. All such policies listed on Schedule 5.17 are in full force and effect, all premiums due and payable thereon have been paid and no written or oral notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. All such policies will remain in full force and effect at least until the Closing Date.

5.18 Employees and Labor Relations.

(a) Schedule 5.18(a) contains the names of all persons employed by the Company as of the date hereof (each, an “Employee” and collectively, the “Employees”), lists which Employees are leased, part-time or temporary employees, the salary, commission, bonus opportunity and current vacation accrual for each Employee, and indicates which Employees are currently on short-term or long-term disability, the date of commencement of employment and title. Except for the persons listed on Schedule 5.18(a), the Company does not have any employment, compensation, noncompetition, nonsolicitation or other similar arrangements with any individuals who perform services for the Company.

(b) Except as set forth on Schedule 5.18(b), all employees of the Company are “at will” employees, each of whom can be terminated at any time (subject to all applicable Laws) without penalty or premium and whose employment terms are solely governed by the current policy manual of the Company, a true and complete copy of which has been provided to Purchaser.

(c) Except as set forth on Schedule 5.18(c), (i) there is no current labor strike or work stoppage or lockout against or materially affecting the Company; during the past five (5) years there has not been any such action against the Company; and to the Company’s Knowledge, there has not been, and is not now, any such action threatened against or materially affecting the Company; (ii) none of the Employees of the Company are represented by a union or subject to a collective bargaining agreement and to the Company’s Knowledge, no union organizational campaign is in progress with respect to the Employees and no question concerning representation exists respecting such Employees; (iii) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice; and (iv) other than with Stockholders, Option Holders and Warrant holders (solely in their capacity as such) there are no agreements or arrangements between (x) the Company and (y) an individual consultant, former consultant, employee or former employee obligating the Company to make any payment to any such individual as a result of the transactions contemplated by this Agreement.

(d) Except as set forth on Schedule 5.18(d), there are no loans outstanding from the Company to any of the Employees.

(e) The Company is not in breach of any material terms of employment of any of the Employees nor to the Company’s Knowledge is any Employee in breach of any material term of his or her employment relationship.

(f) As of the date hereof, none of the Employees has given or received notice of termination of his or her employment.

(g) None of the Employees is the subject of any material disciplinary action nor is any Employee engaged in any grievance procedure and to the Company’s Knowledge, there is no matter or fact in existence which can be reasonably foreseen as likely to give rise to the same.

(h) The Company has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA. The Company has obtained and maintained the employee records and I-9 forms in proper order as required by United States Law. To the Company’s Knowledge the Company does not employ any workers unauthorized to work in the United States.

5.19 Litigation. Except as set forth on Schedule 5.19, as of the date hereof, there is no pending or, to the Company’s Knowledge, threatened action, proceeding or investigation by or before any court, governmental agency or arbitrator or other tribunal, which is or may be brought against or which involves the Company or the Company Business:

(a) which questions or challenges the validity of, or seeks damages or equitable relief on the basis of, this Agreement or any action taken or to be taken by the Company or the Principal Stockholders pursuant to this Agreement or in connection with the transactions contemplated hereby; or

(b) which might affect the right of Purchaser after the Closing Date to own the Company or to conduct the Company Business as presently conducted;

(c) nor to the Company’s Knowledge is there any valid basis for any such action, proceeding or investigation.

5.20 Court Orders, Decrees, and Laws. Except as described in Schedule 5.20, there is no outstanding, or to the Company’s Knowledge threatened, order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against the Company. The Company is in compliance in all material respects with all applicable federal, state or local Laws, rules, regulations, ordinances, zoning requirements, governmental restrictions, orders, judgments and decrees affecting, involving or relating to the Company Business, and the Company has not received any notices alleging any such violation. The foregoing shall be deemed to include Laws, rules and regulations relating to the federal patent, copyright, and trademark Laws, state trade secret and unfair competition Laws, and to all other applicable Laws, rules and regulations including, but not limited to, equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulations, safety (including OSHA), building, zoning or health Laws, ordinances and regulations.

5.21 Employee Benefit Plans; ERISA.

(a) Schedule 5.21(a) contains a list of each of the Company’s employee benefit plan, arrangement, policy or commitment within the meaning of Section 3(3) of ERISA and any employment, consulting or deferred compensation agreement, incentive compensation, bonus, executive compensation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, savings or retirement plan, program or arrangement, or any holiday or vacation practice, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, maintained or contributed to by the Company covering its employees, former employees, retirees or sales personnel or with respect to which the Company or any Commonly Controlled Entity, respectively, has or in the future could have any direct or indirect, actual or contingent liability (each, a “Plan” and collectively, the “Plans”). Except as set forth on Schedule 5.21(a), the Company will not incur any liability in connection with any Plan solely as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 5.21(a), neither the Company nor any Commonly Controlled Entity has any legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create or participate in any additional plan, agreement or arrangement or to modify or change any existing Plan in any manner. The Company has made available to Purchaser true and complete copies of the Plans, the trust agreements and other contracts (including any amendments to any of the foregoing) relating to the Plans and all other relevant documents governing or relating to the Plans (including, but not limited to, the latest summary plan descriptions, all other material employee communications, the latest annual report (and all schedules and attachments) filed with the IRS with respect to each of the Plans, as applicable, all material communication with any governmental entity or agency (including, without limitation, the Department of Labor and the IRS) for the last three fiscal years, and, if the Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS).

(b) Any Plan, including, but not limited to, any Plan that was an “employee pension benefit plan” as defined in Section 3(2) of ERISA, that the Company or any Commonly Controlled Entity has ever sponsored or maintained, or in or to which the Company or any Commonly Controlled Entity has ever participated or contributed, on behalf of its respective employees, former employees, retirees or sales personnel which was subsequently terminated, was terminated in compliance with the requirements of the Code and ERISA and neither the Company nor any Commonly Controlled Entity has incurred any liability with respect to such Plan or the termination of such Plan that is due and owing and has not yet been satisfied under the terms of the Plan, the Code, ERISA or any other Law or regulation pursuant to which Purchaser may incur liability or have liability attributed to it under any federal, state or local Law as a result of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Commonly Controlled Entity maintains or contributes to, nor, within the past five years has the Company or any Commonly Controlled Entity maintained or contributed to, (i) a “multiemployer plan,” as that term is defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA or (ii) an “employee benefit pension plan,” as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA. The Company has not terminated any employee benefit plan as described in Section 3(3) of ERISA.

(c) Full payment has been made as of the Closing Date of all contributions or amounts (other than current outstanding routine claims for benefits) which the Company is required to contribute or pay under the terms of any Plan, and all contributions to any Plan which are required or recommended with respect to any period of time prior to the Closing have been made or such amounts have been accrued in accordance with GAAP. There are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financial Statements.

Each of the Plans is and has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to, ERISA and the Code, and all required material governmental filings and material participant disclosures have been made on a timely basis. With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any liability under ERISA, the Code or any other applicable Law, except liability for benefit claims and funding obligations payable in the ordinary course. No prohibited transaction within the meaning of Section 406 of ERISA or 4975 of the Code, or breach of fiduciary duty under Title I of ERISA, has occurred with respect to any Plan or with respect to the Company or any Commonly Controlled Entity that could reasonably be expected to result in liability to the Company. Each Plan that is intended to qualify under Section 401(a) of the Code has received a currently effective favorable determination letter from the IRS, and such Plan and its related trust are exempt from taxation under Section 501(a) of the Code.

There are no pending, or, to the Company’s Knowledge, threatened or anticipated claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, leased employee, former leased employee, retiree or sales personnel or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits). There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or, to the Company’s Knowledge, any fiduciary thereof in that capacity. No assets of the Company are allocated to or held in a “rabbi trust” or similar funding vehicle or subject to any lien under ERISA.

(d) Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated in compliance in all material respects with the provisions of COBRA (Section 4980B of the Code), the Health Insurance Portability and Accountability Act of 1996 and, to the extent required, any applicable similar state Law. Each Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (i) is a fully insured plan, (ii) may be terminated after the Closing Date in accordance with the terms of any underlying contract without liability to the Company, other than liabilities relating to claims incurred prior to the effective date of the termination of such Plan, (iii) is not a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA and (iv) has no reserves, assets, surpluses or prepaid premiums. Except as set forth on Schedule 5.21(d), the Company does not currently provide or have a current obligation to provide for any material post-retirement or post-employment health and welfare benefits, including but not limited to, severance, salary continuation, termination, disability, death, or retiree health or medical benefits except as required by applicable Law.

(e) Except as set forth on Schedule 5.21(e), the consummation of the transactions contemplated by this Agreement will not, of itself, entitle any current or former employee or leased employee of the Company to severance pay, unemployment compensation or any similar payment or accelerate the time of payment or vesting, or increase the amount of compensation due to, or in respect of, any current or former employee or leased employee, nor will it result in the breach of any agreement with any such employee.

(f) None of the assets of the Company is subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

5.22 Broker’s Fees. Neither the Company nor any of its representatives or Persons acting or its behalf have made any commitment or done any other act which would create any liability for any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

5.23 Related-Party Transactions. Except as set forth on Schedule 5.23, the Company is not to the Company’s Knowledge, a party to any contract, agreement, license, lease, or arrangement with, or any other commitment to, directly or indirectly, (i) any Stockholder or any

Affiliate of any Stockholder of the Company; (ii) any officer or employee of the Company; (iii) any corporation, trust, or other entity in which any Stockholder or any such officer or employee has a material equity or participating interest; (iv) any partnership in which any Stockholder or any such officer or employee has a partnership or participating interest, or (v) any such officer or employee, in each case, relating to or involving the Company Business, except, in each instance, for existing compensation arrangements listed in Schedule 5.21(a). Each contract, agreement, license, lease, arrangement, and commitment listed in Schedule 5.23 was entered into by the Company in the ordinary course of business.

5.24 Licenses; Permits. Schedule 5.24 sets forth, with respect to the Company, all Governmental Authorizations and Permits. Such Governmental Authorizations and Permits constitute all approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, federal, state, or local governmental authorities that are required for the ownership and use of the assets of the Company and the conduct of the Company Business under federal, state, and local Law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree, except where the failure to obtain such Governmental Authorizations and/or Permits does not or will not, individually or in the aggregate, have a Material Adverse Effect. The Company is in compliance in all material respects with all terms and conditions of such Governmental Authorizations and Permits. All of such Governmental Authorizations and Permits are in full force and effect, and to Knowledge, no suspension or cancellation of any of them is being threatened, nor will any of such Governmental Authorizations and/or Permits be affected by the consummation of the transactions described in this Agreement. The Company is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Law governing the Company Business.

5.25 Accounts Receivable. All Accounts Receivable of the Company have arisen in the ordinary course of business in arms length transactions for goods actually sold and services actually performed or to be performed. The Company has available in its records copies of invoices or electronic records of services performed and all existing Contracts with respect to all such Accounts Receivable.

5.26 Disclosure. The representations and warranties of the Company in this Agreement and each document (including, but not limited to, financial statements, exhibits and schedules), certificate, or other writing furnished or to be furnished by the Company pursuant to the provisions hereof or in connection with the transactions contemplated hereby, when considered as a whole, do not contain any untrue statement of material fact and do not omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby represent and warrant to the Company and the Stockholders’ Representative on behalf of the Stockholders that the statements contained in this Article 6 are complete and accurate as of the date hereof, except as set forth in the SEC

Documents (as defined in Section 6.21 below), or in the written disclosure schedule delivered by Purchaser to the Company. Such Purchaser disclosure schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 6, and the disclosures in any section or subsection of the Purchaser’s disclosure schedule shall qualify only the corresponding section or subsection of this Article 6, unless the disclosures in one section or subsection reasonably appear to apply to another section or subsection of the Purchaser’s disclosure schedule.

6.01 Organization. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Sub has all requisite corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of Purchaser and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary. A list of the jurisdictions in which each of Purchaser and Merger Sub is so qualified is set forth on Schedule 6.01. A list of all of the Subsidiaries of Purchaser is set forth on Schedule 6.01. Merger Sub does not have any Subsidiaries.

6.02 Capital Stock and Related Matters; No Investments.

(a) The authorized capital stock of Purchaser consists of 90,100,000 authorized shares consisting of: (i) 90,000,00 shares of Purchaser Common Stock, and (ii) 100,000 shares of preferred stock, par value $0.01 (“Purchaser Preferred Stock”), of which 90,000 shares have been designated as Series A Junior Participating Preferred Stock. As of the date hereof 48,881,483 shares of Purchaser Common Stock are issued and outstanding, and no shares of Purchaser Preferred Stock are issued and outstanding (collectively, the “Purchaser Shares”). The Purchaser Shares constitute all of the issued and outstanding shares of capital stock of Purchaser and are held by Purchaser’s stockholders. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, 100 of which are issued and outstanding and held by Purchaser.

(b) Except as set forth on Schedule 6.02 hereto, neither Purchaser nor Merger Sub has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or purchase its capital stock or any stock or securities convertible into or exchangeable for any shares of its capital stock or any stock appreciation rights or phantom stock plans. Neither Purchaser nor Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All of the outstanding shares of Purchaser’s and Merger Sub’s capital stock have been validly issued and are fully paid and nonassessable.

(c) Except as set forth on Schedule 6.02, there are no statutory or contractual shareholders’ preemptive rights or rights of refusal with respect to the Merger. Neither Purchaser nor Merger Sub has violated any applicable federal or state securities Laws in connection with the offer or sale of the Shares.

(d) Except for the Subsidiaries of Purchaser set forth on Schedule 6.01, neither Purchaser nor Merger Sub owns or holds any Investment in any Person.

6.03 Authorization. Subject to approvals as are required by Law, each of Purchaser and Merger Sub has all requisite power and authority (or legal capacity, as the case may be) to enter into this Agreement and the Related Documents to be executed and delivered by Purchaser and Merger Sub pursuant hereto or in connection with the transactions contemplated hereby or thereby, and to consummate the transactions contemplated hereby and thereby. Subject only to Purchaser Stockholder Approval, all acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Related Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been (or by the Closing will have been) duly and properly taken.

6.04 Valid and Binding. This Agreement constitutes (and, when executed and delivered at Closing, each Related Document, to the extent that Purchaser or Merger Sub is a party thereto, will constitute) a valid and binding obligation of Purchaser or Merger Sub, enforceable against the signatory in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.05 No Violation. The execution and delivery of this Agreement and each Related Document by Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not (subject only to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 6.05 hereto) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon any of Purchaser’s assets under, any provision of (i) the certificate of incorporation or by-laws of Purchaser, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which Purchaser is a party or by which any of its properties or assets are bound, or (iii) any statute, regulation, rule, injunction, judgment, order, Law, ordinance, decree, ruling, charge or other restriction of any government, governmental agency, or court applicable to Purchaser or its property or assets, except in the case of clauses (ii) and (iii) for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate would not have a Material Adverse Effect or would not adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.06 Consents and Approvals. Other than the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, or as otherwise set forth in Schedule 6.06 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any court or other tribunal, and no consent or waiver of any party to any Contract is required to be obtained by Purchaser or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Related Documents or the consummation of the transactions contemplated hereby or thereby.

6.07 Interim Operations. Except as set forth on Schedule 6.07, during the period from December 31, 2009 until the date of this Agreement:

(a) the Purchaser Business has been conducted by Purchaser only in the ordinary course consistent with past practices;

(i) with respect to the Purchaser Business, Purchaser has not (except as otherwise permitted by this Agreement):

(ii) suffered any Material Adverse Effect;

(iii) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary and usual course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(iv) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice liabilities and obligations reflected or reserved against in the Purchaser Financial Statements or incurred in the ordinary course of business and consistent with past practice;

(v) permitted or allowed Purchaser’s assets to be subjected to any Encumbrance (except Encumbrances created by Law);

(vi) canceled any debts owing to Purchaser or waived any claims or rights, except for amounts each individually under $5,000;

(vii) sold, transferred, or otherwise disposed of, or transferred or granted any rights under any lease, license or agreement with respect to, any of its assets, except in the ordinary course of business and consistent with past practices;

(viii) disposed of, failed to take reasonable steps to protect, or permitted to lapse, any rights for the use of, the Purchaser’s Intellectual Property, or disposed of, failed to take reasonable steps to protect any Proprietary Information;

(ix) made any change in any method of accounting or accounting practice;

(x) made any single capital expenditure or future commitment in excess of $20,000, or made aggregate capital expenditures or future commitments in excess of $50,000;

(xi) made any material change in the manner in which the Purchaser Business is conducted;

(xii) made any material change in policies relating to the Purchaser Business (whether or not in the ordinary and usual course of business);

(xiii) had any labor dispute or received notice of any grievance;

(xiv) borrowed or agreed to borrow any funds;

(xv) paid and/or declared any dividends with respect to its shares of capital stock, whether in shares of capital stock or other property;

(xvi) granted to any officer or employee any increase in compensation or benefits, other than increases in compensation or benefits to employees in the ordinary and usual course of business;

(xvii) paid any pension, retirement allowance or other employee benefit not required by any plan, policy or program identified on Schedule 6.07 hereto or any employment agreement set forth on Schedule 6.07 hereto;

(xviii) adopted, agreed to adopt, or made any announcement regarding the adoption of (i) any new pension, retirement or other employee benefit plan, program or policy, or (ii) any amendments to any existing pension, retirement or other employee benefit plan, policy or program identified on Schedule 6.07 unless otherwise required by applicable Law; or

(xix) suffered or agreed to take any of the actions set forth in this subparagraph (ii).

(b) None of the assets of Purchaser have been affected in any way as a result of fire, explosion or other casualty (whether or not covered by insurance).

6.08 Undisclosed Liabilities. The Purchaser does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) disclosed on Schedule 6.08 hereto, (ii) disclosed in the Purchaser Financial Statements, (iii) arising in the ordinary course of business consistent with past practice under any Material Contract, or (iv) incurred in the ordinary course of business consistent with past practices since December 31, 2009.

6.09 Taxes.

(a) Except as set forth on Schedule 6.09(a), Purchaser has timely filed all Tax Returns required by applicable Law to be filed by or on behalf of Purchaser on or prior to the date hereof, and such Tax Returns are true, complete, correct and in conformity with applicable Tax Laws in all material respects. Purchaser has paid all Taxes (whether or not required to be shown on any Tax Return) required to be paid by Purchaser on or before the date hereof, or where payment is not yet due, has established or will establish, on or before the Closing Date, in accordance with GAAP, an adequate reserve on its books and financial records for the payment of all Taxes due from the Company, with respect to any Pre-Closing Tax Period (including any Pre-Closing Straddle Tax Liability) and the Closing Date Tax Period. All Taxes that Purchaser is or was required by Law to withhold, deposit or collect have been duly withheld, deposited or collected and, to the extent required, have been paid to the relevant Tax Authority. Purchaser has timely complied with all information and reporting and backup withholding requirements, including maintenance of any required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(b) Except as described in Schedule 6.09(b), the Tax Returns with respect to Purchaser have not been subject to an Audit since its incorporation, and there are no ongoing Audits of Purchaser. Purchaser has not received written notice by any Tax Authority of an Audit nor to Purchaser’s Knowledge is any such Audit contemplated, threatened or pending.

(c) To Purchaser’s Knowledge, there are no claims, investigations, actions or proceedings pending or, to Purchaser’s Knowledge, threatened, against Purchaser by any Tax Authority for any past due Taxes with respect to which Purchaser would be liable. There has been no waiver by Purchaser of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against Purchaser.

(d) Purchaser is not delinquent in the payment of any amount of Taxes and there are no Tax liens upon any property or assets of Purchaser, except liens for Taxes not yet due and payable.

(e) Purchaser has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(f) Purchaser is not liable for the Taxes of any Person other than Purchaser including, without limitation, (i) under U.S. Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. Except as set forth on Schedule 6.09(f), Purchaser has not ever been a member of a consolidated, combined or unitary group for federal, state, local or foreign Tax purposes or have ever been included as part of a consolidated, combined or unitary Tax Return.

(g) Purchaser is not, nor has it ever been, a party to any Tax sharing agreement, Tax indemnity agreement or other similar Tax sharing arrangement.

(h) Except as set forth in Schedule 6.09(h), since January 1, 2004 no claim has been asserted in writing by a Tax Authority in a jurisdiction where Purchaser has not filed Tax Returns that Purchaser is or may be subject to taxation by that jurisdiction. To Purchaser’s Knowledge no such claim was asserted prior to 2004.

(i) Schedule 6.09(i) sets forth each of the states for which Purchaser is currently filing income or franchise Tax Returns (or similar type of Tax Returns) or is required to file for the current Taxable Period.

(j) Purchaser has provided the Company with copies of: (i) all Tax Returns filed by, or on behalf of, Purchaser for the Post-2006 Period; (ii) all notices, protests or other correspondence relating to any Post-2006 Period Taxes or Tax Returns; (iii) any letter rulings, determination letters or similar documents issued by any Tax Authority with respect to Purchaser; (iv) any closing agreement entered into by Purchaser with any Tax Authority; and (vi)

any Tax Return workpapers relating to the Tax Returns referred to in clause (i). Purchaser has not entered into an exchange under Code Section 1031 with a “related person” (within the meaning of Code Section 1031(f)(3)) which could result in Purchaser being required to recognize gain under Code Section 1031(f)(1). Purchaser is not taking into account any gain under the installment method of Code Section 453.

(k) Purchaser is not, and has never been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and the Company is not required to withhold tax on the purchase of the stock of Purchaser by reason of Section 1445 of the Code. Except as set forth in Schedule 6.10(l), Purchaser has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Section 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Purchaser has not participated in an international boycott as defined in Section 999 of the Code.

(l) Purchaser has not participated in any transaction that is a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4 or Section 6707A of the Code.

(m) Neither Purchaser nor, to the knowledge of Purchaser, any of Purchaser’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Purchaser is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.10 Contracts and Commitments.

(a) Schedule 6.10(a) lists any Contract to which Purchaser or any Subsidiary of Purchaser is a party and (i) that is a “material contract” as defined in Section 601(b)(10) of Regulation S-K promulgated by the SEC, (ii) that involves payment or receipt by Purchaser or any Subsidiary of Purchaser under any such Contract of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (iii) that is material to the Purchaser Business. Each contract of the type described in this Section 6.10(a), whether or not set forth on Schedule 6.10(a), is referred to herein as a “Purchaser Material Contract.” Except as set forth on Schedule 6.10(a) hereto, (i) all Purchaser Material Contracts constitute valid and binding agreements of Purchaser or any Subsidiary of Purchaser, and, to Purchaser’s Knowledge, each other party thereto, enforceable in accordance with their terms except that (A) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) with respect to the Purchaser Material Contracts there are no existing material defaults by Purchaser or any Subsidiary of Purchaser, or, to Purchaser’s Knowledge, by any other party thereto and there is no event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under the Purchaser Material Contracts by Purchaser or any

Subsidiary of Purchaser or, to Purchaser’s Knowledge, by any other party thereto, (iii) neither Purchaser nor any Subsidiary of Purchaser is restricted by agreement from carrying on the Purchaser Business in any geographical location, and (iv) there are no negotiations pending or in progress to revise any Purchaser Material Contract.

(b) Purchaser does not own any Real Property. The only leases for Real Property to which Purchaser is a party are set forth on Schedule 6.10(b) (collectively, and together with all addenda, the “Purchaser Leases”). With respect to the Purchaser Leases, (i) each such Purchaser Lease is in full force and effect and is binding and enforceable against Purchaser, and to Purchaser’s Knowledge, the lessor, in accordance with its terms except that (A) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) all rental and other charges payable pursuant to the terms and conditions of each such Purchaser Lease have been paid and no rent has been paid in advance more than 30 days; (iii) there are no charges, offsets or defenses against the enforcement by the respective lessors thereunder of any agreement, covenant or condition on the part of Purchaser to be performed or observed pursuant to the terms of each Purchaser Lease; (iv) there are no defaults by Purchaser of any agreement, covenant or condition on the part of Purchaser to be performed or observed pursuant to the terms of each Purchaser Lease; (v) there are no actions or proceedings pending or, to Purchaser’s Knowledge, threatened, by the lessor under each such Purchaser Lease; (vi) except for security deposits required by the Purchaser Leases and identified on Schedule 6.10(b), the respective lessor does not hold any deposits for Purchaser’s accounts under each such Purchaser Lease; (vii) the Merger and the transactions contemplated hereby will not constitute a prohibited transfer under any Purchaser Lease; and (viii) to Purchaser’s Knowledge, there are no defaults by respective lessors of any agreement, covenant or condition on the part of such lessor to be performed or observed pursuant to the terms of any such Purchaser Lease. The current expiration date and remaining options to extend each Purchaser Lease are as set forth on Schedule 6.10(b) hereto.

6.11 Intellectual Property.

(a) General. Schedule 6.11(a) contains a complete and accurate list of all Intellectual Property Registrations, including all Patents.

(b) Valid Assignment. In each case in which Purchaser has acquired ownership of (rather than licenses or other rights to) any Intellectual Property from any Person, Purchaser has obtained rights in the interest and title of the Intellectual Property. To the extent required by, and in accordance with, applicable Laws and regulations, Purchaser has recorded each assignment to it of any Intellectual Property Registrations with the USPTO or equivalent Patent Agencies outside the United States.

(c) No Infringement. To Purchaser’s Knowledge, no Person is infringing or misappropriating any Intellectual Property or Licensed Rights as of the Effective Date. Purchaser has not received written notice of a claim from any Person claiming that any Intellectual Property or Licensed Rights infringes or misappropriates any rights of such Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction. With respect to the Patents, although the validity of claims regarding novelty, non-obviousness and enablement have not been established, Purchaser’s claims and representations made to the USPTO and other Patent Agencies in its applications for Patents regarding novelty, non-obviousness and enablement were made in good faith, and Purchaser has no Purchaser Knowledge of any facts which Purchaser reasonably believes would cause such claims or representations to be untrue or misleading. To Purchaser’s Knowledge, there is no unexpired Patent of any third party that includes claims that would be infringed by or that would or do limit the scope of the Purchaser Business as currently conducted.

(d) Confidentiality. Purchaser has taken all actions reasonably necessary to maintain and protect its rights in the Intellectual Property, including in Trade Secrets and other Proprietary Information. Without limiting the foregoing, Purchaser has and enforces a policy requiring each employee, consultant, contractor and other third parties with access to the Trade Secrets to execute proprietary information and confidentiality agreements, and all such current and former employees, consultants, contractors and third parties have executed such an agreement. To Purchaser’s Knowledge, there has been no violation or unauthorized disclosure or use of any Intellectual Property.

(e) No Transfer of Rights. Except as disclosed on Schedule 6.11(e), Purchaser is the exclusive owner of all the Intellectual Property owned by Purchaser and no other person owns or has any rights to any of the Intellectual Property and no Person has ownership rights or license rights to improvements made by Purchaser in any Patents. Purchaser has not transferred to any other Person any interest in, granted to any other Person any license, sublicense or other right to use, authorized the retention by any Person of any rights to use or joint ownership of, or entered into a covenant, in favor of any other Person, not to sue for infringement of, any Intellectual Property, except as disclosed on Schedule 6.11(e).

(f) Exclusive Rights. All of the Intellectual Property, excluding any Licensed Rights, was created solely by either (A) Employees of Purchaser acting within the scope of their employment or (B) employees of third parties or consultants or contractors of Purchaser who have validly and irrevocably assigned all of their rights, including rights to all Intellectual Property therein, to Purchaser.

(g) No Adverse Proceedings. To Purchaser’s Knowledge, there are no interference actions or other Proceedings pending, or any written communication that threatens an interference action or other Proceeding, before any Patent Agency or other governmental entity in any jurisdiction in regard to any Intellectual Property.

(h) No Undisclosed Inventions. To Purchaser’s Knowledge, Purchaser has not received any notice under any Contract that constitutes a research or other collaborative agreement regarding the Intellectual Property that the other party to such Contract has developed an invention under such Contract for which Purchaser would have ownership or license rights under such Contract.

(i) Payment of Intellectual Property Costs. Except as described on Schedule 6.11(i), Purchaser has paid in full any and all costs whatsoever, including attorney’s fees,

associated with the preparation, filing, prosecution and maintenance of the Patents and covering the period ending on the Closing Date, including any maintenance fees which become due for the Patents on or prior to the Closing Date.

6.12 Title to the Assets.

(a) Except as described on Schedule 6.12 or in the SEC Documents or in the Purchaser Financial Statements, Purchaser has good and marketable title to, or has a valid leasehold interest or valid license or other contractual rights in, the properties and assets used by it in the Purchaser Business, located on their premises or shown on the most recent Purchaser Financial Statement or acquired thereafter, free and clear of all Encumbrances, except for (i) properties and assets disposed of in the ordinary course of business since December 31, 2009, (ii) Encumbrances for Taxes not yet due and payable or Encumbrances for Taxes which are being contested in good faith, and (iii) Encumbrances which are not material to the value of the properties or assets encumbered and which do not impair in any material respect the current use or operation of such properties and assets. Purchaser owns, or has a valid leasehold or other interest in, all assets (including all Intellectual Property) necessary for the conduct of the Purchaser Business as currently conducted by Purchaser, and immediately after the Closing Purchaser will continue to own, or have a valid leasehold or other interest in all such assets so as to be able to conduct the Purchaser Business in all respects after the Closing in substantially the same manner as the Purchaser Business has been conducted prior to the Closing.

(b) The assets and properties owned by Purchaser, together with the rights enjoyed by Purchaser, on the date hereof, constitute all of the assets, properties and rights which were used to achieve the financial results set forth on the Purchaser Financial Statements, excepting only those assets and properties disposed of or otherwise transferred by Purchaser in the ordinary course of business.

6.13 Employees and Labor Relations.

(a) The SEC Documents contain the names of all the executive officers employed by Purchaser as of the date hereof, and list the salary and compensation arrangements for each named executive officer (as such term is defined in Item 402 of Regulation S-K).

(b) Except as set forth on Schedule 6.13(b), all employees of Purchaser are “at will” employees, each of whom can be terminated at any time (subject to all applicable Laws) without penalty or premium and whose employment terms are solely governed by the current policy manual of the Company, a true and complete copy of which has been provided to Purchaser.

(c) Except as set forth on Schedule 6.13(c), (i) there is no current labor strike or work stoppage or lockout against or materially affecting Purchaser; during the past five (5) years there has not been any such action against Purchaser; and to Purchaser’s Knowledge, there has not been, and is not now, any such action threatened against or materially affecting Purchaser; (ii) none of the employees of Purchaser are represented by a union or subject to a collective bargaining agreement and to Purchaser’s Knowledge, no union organizational campaign is in progress with respect to such employees and no question concerning representation exists respecting such employees; (iii) Purchaser is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice; and (iv) other than with Purchaser’s stockholders, option holders and warrant holders (solely in their capacity as such) there are no agreements or arrangements between (x) Purchaser and (y) an individual consultant, former consultant, employee or former employee obligating Purchaser to make any payment to any such individual as a result of the transactions contemplated by this Agreement.

(d) Except as set forth on Schedule 6.13(d), there are no loans outstanding from Purchaser to any of its employees.

(e) Purchaser is not in breach of any material terms of employment of any of its employees nor to Purchaser’s Knowledge is any employee in breach of any material term of his or her employment relationship.

(f) As of the date hereof, none of Purchaser’s employees has given or received notice of termination of his or her employment.

(g) None of Purchaser’s employees is the subject of any material disciplinary action nor is any employee engaged in any grievance procedure and to Purchaser’s Knowledge, there is no matter or fact in existence which can be reasonably foreseen as likely to give rise to the same.

(h) Purchaser has complied in all material respects with the employment eligibility verification form requirements under the INA, in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and Purchaser has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA. Purchaser has obtained and maintained the employee records and I-9 forms in proper order as required by United States Law. To Purchaser’s Knowledge Purchaser does not employ any workers unauthorized to work in the United States.

6.14 Litigation. Except as set forth in the SEC Documents and on Schedule 6.14, as of the date hereof, there is no pending or, to Purchaser’s Knowledge, threatened action, proceeding or investigation by or before any court, governmental agency or arbitrator or other tribunal, which is or may be brought against or which involves Purchaser or the Purchaser’s Business:

(a) which questions or challenges the validity of, or seeks damages or equitable relief on the basis of, this Agreement or any action taken or to be taken by Purchaser or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby; or

(b) which might affect the right of Purchaser to conduct the Purchaser’s Business as presently conducted;

(c) nor to Purchaser’s Knowledge is there any valid basis for any such action, proceeding or investigation.

6.15 Court Orders, Decrees, and Laws. Except as described in Schedule 6.15, there is no outstanding, or to the Purchaser’s Knowledge threatened, order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against the Purchaser. The Purchaser is in compliance in all material respects with all applicable federal, state or local Laws, rules, regulations, ordinances, zoning requirements, governmental restrictions, orders, judgments and decrees affecting, involving or relating to the Purchaser’s Business, and the Purchaser has not received any notices alleging any such violation. The foregoing shall be deemed to include Laws, rules and regulations relating to the federal patent, copyright, and trademark Laws, state trade secret and unfair competition Laws, and to all other applicable Laws, rules and regulations including, but not limited to, equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulations, safety (including OSHA), building, zoning or health Laws, ordinances and regulations.

6.16 Licenses Permits. Schedule 6.16 sets forth, with respect to the Purchaser, all Governmental Authorizations and Permits. Such Governmental Authorizations and Permits constitute all approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, federal, state, or local governmental authorities that are required for the ownership and use of the assets of the Purchaser and the conduct of the Purchaser’s Business under federal, state, and local Law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree, except where the failure to obtain such Governmental Authorizations and/or Permits does not or will not, individually or in the aggregate, have a Material Adverse Effect. The Purchaser is in compliance in all material respects with all terms and conditions of such Governmental Authorizations and Permits. All of such Governmental Authorizations and Permits are in full force and effect, and to the Purchaser’s Knowledge, no suspension or cancellation of any of them is being threatened, nor will any of such Governmental Authorizations and/or Permits be affected by the consummation of the transactions described in this Agreement. The Purchaser is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Law governing the Purchaser’s Business.

6.17 Employee Benefit Plans; ERISA.

(a) Schedule 6.17(a) contains a list of each Plan maintained or contributed to by Purchaser covering its employees, former employees, retirees or sales personnel or with respect to which Purchaser or any Commonly Controlled Entity, respectively, has or in the future could have any direct or indirect, actual or contingent liability. Except as set forth on Schedule 6.17(a), Purchaser will not incur any liability in connection with any Plan solely as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 6.17, neither Purchaser nor any Commonly Controlled Entity has any legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create or participate in any additional plan, agreement or arrangement or to modify or change any existing Plan in any manner. Purchaser has made available to Company true and complete copies of the Plans, the trust agreements and other contracts (including any amendments to any of the foregoing) relating to the Plans and all other relevant documents governing or relating to the Plans (including, but not limited to, the latest summary plan descriptions, all other material employee communications, the latest annual report (and all schedules and attachments) filed with the IRS with respect to each of the Plans, as applicable, all material communication with any governmental entity or agency (including, without limitation, the Department of Labor and the IRS) for the last three fiscal years, and, if the Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS).

(b) Any Plan, including, but not limited to, any Plan that was an “employee pension benefit plan” as defined in Section 3(2) of ERISA, that Purchaser or any Commonly Controlled Entity has ever sponsored or maintained, or in or to which Purchaser or any Commonly Controlled Entity has ever participated or contributed, on behalf of its respective employees, former employees, retirees or sales personnel which was subsequently terminated, was terminated in compliance with the requirements of the Code and ERISA and neither Purchaser nor any Commonly Controlled Entity has incurred any liability with respect to such Plan or the termination of such Plan that is due and owing and has not yet been satisfied under the terms of the Plan, the Code, ERISA or any other Law or regulation pursuant to which Purchaser may incur liability or have liability attributed to it under any federal, state or local Law as a result of the consummation of the transactions contemplated by this Agreement. Neither Purchaser nor any Commonly Controlled Entity maintains or contributes to, nor, within the past five years has Purchaser or any Commonly Controlled Entity maintained or contributed to, (i) a “multiemployer plan,” as that term is defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA or (ii) an “employee benefit pension plan,” as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA. Purchaser has not terminated any employee benefit plan as described in Section 3(3) of ERISA.

(c) Full payment has been made as of the Closing Date of all contributions or amounts (other than current outstanding routine claims for benefits) which Purchaser is required to contribute or pay under the terms of any Plan, and all contributions to any Plan which are required or recommended with respect to any period of time prior to the Closing have been made or such amounts have been accrued in accordance with GAAP. There are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Purchaser Financial Statements.

Each of the Purchaser’s Plans is and has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to, ERISA and the Code, and all required material governmental filings and material participant disclosures have been made on a timely basis. With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which Purchaser could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any liability under ERISA, the Code or any other applicable Law, except liability for benefit claims and funding obligations payable in the ordinary course. No prohibited transaction within the meaning of Section 406 of ERISA or 4975 of the Code, or breach of fiduciary duty under Title I of ERISA, has occurred with respect to any Plan or with respect to Purchaser or any Commonly Controlled Entity that could reasonably be expected to result in liability to Purchaser. Each Plan that is intended to qualify under Section 401(a) of the Code has received a currently effective favorable determination letter from the IRS, and such Plan and its related trust are exempt from taxation under Section 501(a) of the Code.

There are no pending, or, to Purchaser’s Knowledge, threatened or anticipated claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, leased employee, former leased employee, retiree or sales personnel or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits). There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or, to Purchaser’s Knowledge, any fiduciary thereof in that capacity. No assets of Purchaser are allocated to or held in a “rabbi trust” or similar funding vehicle or subject to any lien under ERISA.

(d) Each Purchaser Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated in compliance in all material respects with the provisions of COBRA (Section 4980B of the Code), the Health Insurance Portability and Accountability Act of 1996 and, to the extent required, any applicable similar state Law. Each Purchaser Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (i) is a fully insured plan, (ii) is not a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA and (iii) has no reserves, assets, surpluses or prepaid premiums. Except as set forth on Schedule 6.17(d), Purchaser does not currently provide or have a current obligation to provide for any material post-retirement or post-employment health and welfare benefits, including but not limited to, severance, salary continuation, termination, disability, death, or retiree health or medical benefits except as required by applicable Law.

(e) Except as set forth on Schedule 6.17(e), the consummation of the transactions contemplated by this Agreement will not, of itself, entitle any current or former employee or leased employee of Purchaser to severance pay, unemployment compensation or any similar payment or accelerate the time of payment or vesting, or increase the amount of compensation due to, or in respect of, any current or former employee or leased employee, nor will it result in the breach of any agreement with any such employee.

(f) None of the assets of Purchaser is subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

6.18 Broker’s Fees. Except as set forth on Schedule 6.18, neither Purchaser, Merger Sub nor anyone acting on its behalf has made any commitment or done any other act which would create any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

6.19 Authorization of Purchaser Common Stock. The shares of Purchaser Common Stock to be issued at the Closing have been duly authorized and, when issued by Purchaser, will be fully paid and non-assessable, free and clear of any Encumbrance of any third party of any nature whatsoever.

6.20 No Creditor Assignment; No Bankruptcy. Neither Purchaser nor Merger Sub has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or seizure of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

6.21 Reports and Financial Statements.

(a) Purchaser has filed all forms, reports and documents required to be filed with the SEC since January 1, 2007 and all such required forms, reports and documents are referred to herein as the “SEC Documents.” As of their respective dates, the SEC Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

(b) The audited financial statements (including any related notes thereto) contained in the SEC Documents or delivered to the Company representing the balance sheet of Purchaser at December 31, 2009 and the statements of operations, stockholders’ equity and cash flows for the three-year period then ended (the “Purchaser Financial Statements”), (x) complied with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented the results of its operations and cash flows for the periods indicated. The balance sheet of Purchaser as of December 31, 2009 is hereinafter referred to as the “Purchaser Balance Sheet.”

(c) Purchaser maintains adequate disclosure controls and procedures designed to ensure that material information relating to Purchaser, is made known to the Chief Executive Officer and the Principal Accounting Officer of Purchaser by others within that entity. To Purchaser’s knowledge, there are no (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

(d) Purchaser maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.22 Section 203 of the DGCL Not Applicable. Purchaser’s Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement, the Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreements.

6.23 Rights Agreement. Purchaser has duly entered into an amendment to the Purchaser Rights Plan, a signed copy of which has been delivered to the Company (the “Purchaser’s Rights Agreement Amendment”) and taken all other action necessary or appropriate so that the entering into of this Agreement or the Voting Agreements do not and will not result in the ability of any person to exercise any of Purchaser’s rights under the Purchaser Rights Plan (the “Purchaser Rights”) or enable or require Purchaser Rights issued thereunder to separate from the shares of Purchaser Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

6.24 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted no operations except in connection with the transactions contemplated hereby.

ARTICLE VII

CONDITIONS OF CLOSING; CERTAIN COVENANTS

7.01 Conditions Precedent to the Obligations of Purchaser and Merger Sub. All obligations of Purchaser and Merger Sub hereunder with respect to the Merger are subject to the fulfillment to the satisfaction of Purchaser and its legal counsel, prior to or at the Closing, of each of the following conditions, except to the extent that Purchaser may waive any one or more thereof:

(a) The Purchaser Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) The representations and warranties contained in Article V hereof shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent such representations are made as of a date specific).

(c) The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it or him on or prior to the Closing.

(d) No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or, to Knowledge, threatened, which seeks to restrain, enjoin, prevent the consummation or otherwise affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby.

(e) From December 31, 2009 to the Closing Date, the Company Business shall not have suffered any Material Adverse Effect.

(f) The Company shall have received in writing any and all consents, approvals, authorizations, exemptions or waivers set forth on Schedule 5.06 hereto.

(g) The Company shall have delivered to Purchaser, or cause to be delivered to Purchaser, the other items required to be delivered to Purchaser in accordance with Section 3.02 hereof.

(h) The Company shall have available the Required Cash Amount.

(i) The Company shall have furnished Purchaser with such certificates to evidence compliance with the conditions set forth in this Section 7.01 as may reasonably be requested by Purchaser or its legal counsel.

7.02 Conditions Precedent to the Obligations of the Company. All obligations of the Company hereunder with respect to the Merger and the other agreements hereunder are subject to the fulfillment to the satisfaction of the Company and its legal counsel, prior to or at the Closing, of each of the following conditions, except to the extent that the Company may waive any one or more thereof:

(a) The Purchaser Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) The representations and warranties contained in Article VI hereof shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent such representations are made as of a date specific).

(c) Purchaser and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Purchaser or Merger Sub on or prior to the Closing.

(d) No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby.

(e) From December 31, 2009 to the Closing Date, the Purchaser Business shall not have suffered any Material Adverse Effect.

(f) The shares of Purchaser Common Stock issuable to the Stockholders in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

(g) Purchaser shall have delivered to the Company, or cause to be delivered to the Company, the other items required to be delivered to the Company in accordance with Section 3.03 hereof.

(h) Purchaser and Merger Sub shall have furnished the Company with such certificates of Purchaser and Merger Sub to evidence compliance with the conditions set forth in this Section 7.02 as may be requested by the Company or its legal counsel and all consents, approvals, authorizations, exemptions or waivers set forth on Schedule 6.06.

(i) Purchaser shall have executed the Registration Rights Agreement in the form of Exhibit G hereto, providing certain registration rights to the Company’s stockholders.

(j) Purchaser shall have executed the Stockholders Agreement in the form of Exhibit F hereto.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS

AND WARRANTIES; INDEMNIFICATION

8.01 Survival of Representations and Warranties. All representations and warranties made by the Company in this Agreement or in each of the Related Documents delivered pursuant hereto, shall survive the Closing hereunder and any investigation heretofore made by or on behalf of Purchaser through December 31, 2010. All representations and warranties made by Purchaser in this Agreement shall terminate at the earlier of the Effective Time or upon the termination of this Agreement pursuant to Section 9.01. No investigation by Purchaser or the Company, as the case may be, shall relieve the Purchaser or the Company, as the case may be from any liability for any misrepresentation made in this Agreement.

8.02 Notice of Damages. A party seeking indemnity hereunder (the “Indemnified Party”) will give the party from whom indemnity is sought hereunder (such party, the “Indemnitor”), prompt notice (hereinafter, the “Indemnification Notice”) of any demands, claims, actions or causes of action (collectively, “Claims”) asserted against the Indemnified Party. Failure to give such notice shall not relieve the Indemnitor of any obligations which the Indemnitor may have to the Indemnified Party under this Article VII, except to the extent that such failure has prejudiced the Indemnitor under the provisions for indemnification contained in this Agreement. For purposes of this Article VIII, notice to the Stockholders’ Representative shall constitute notice to the Stockholders.

8.03 Agreements to Indemnify. (a) Subject to the terms and conditions of this Article VIII, the Stockholders (acting through the Stockholders’ Representative) shall be responsible, severally and not jointly, to the limited extent described below, to indemnify, defend and hold harmless Purchaser and its Affiliates (including any officer, director, shareholder, partner, member, employee, agent or representative of any thereof) (a “Purchaser Affiliate”) from and against all assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable fees and expenses of legal counsel (collectively, “Damages”) imposed upon or incurred by Purchaser, the Surviving Corporation, or any of its Subsidiaries arising out of, in connection with or resulting from: (i) any breach of any representation or warranty of the Company contained in or made pursuant to this Agreement or any Related Document, or any certificate or other instrument furnished or to be furnished to Purchaser or Merger Sub hereunder; or (ii) any nonfulfillment of any covenant or agreement of the Company contained in or made pursuant to this Agreement or any Related Document, or any certificate or other instrument furnished or to be furnished to Purchaser or Merger Sub hereunder.

(b) The Indemnitor shall reimburse an Indemnified Party promptly after delivery of an Indemnification Notice certifying that the Indemnified Party has incurred Damages after compliance with the terms of this Article VIII; provided, however, that the Indemnitor shall have the right to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement.

(c) The right of Purchaser to indemnification pursuant to this Section 8.03 shall be the sole and exclusive right and remedy exercisable against the Company and the Stockholders in connection with the transactions contemplated by this Agreement, regardless of the legal theory advanced in support of such claims, excepting only the case of fraud; provided, that this provision shall not waive or limit any party’s right to injunctive relief or other equitable relief for the limited purpose of avoiding immediate and irreparable harm

8.04 Conditions of Indemnification of Third-Party Claims. The obligations and liabilities of the Stockholders and the Company under Section 8.03 hereof with respect to Damages resulting from Claims by persons not party to this Agreement shall be subject to the following terms and conditions:

(a) Promptly after delivery of an Indemnification Notice to the Stockholders’ Representative in respect of a Claim and subject to paragraph (c) of this Section 8.04, the Stockholders’ Representative may elect, by written notice to the Indemnified Party, to undertake the defense and/or settlement thereof with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnitor. If the Stockholders’ Representative chooses to defend any claim, the Indemnified Party shall cooperate with all reasonable requests of the Stockholders’ Representative and shall make available to the Stockholders’ Representative any books, records or other documents within its control that are necessary or appropriate for such defense.

(b) In the event that the Stockholders’ Representative, acting on behalf of the Indemnitor, within a reasonable time after receipt of an Indemnification Notice, does not so elect to defend such Claim, the Indemnified Party will have the right (upon further notice to the Stockholders’ Representative) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, subject to the right of the Stockholders’ Representative, acting on behalf of the Indemnitor, to assume the defense of such Claim pursuant to the terms of paragraph (a) of this Section 8.04 at any time prior to settlement, compromise or final determination thereof, provided, that the Indemnitor reimburses in full all costs of the

Indemnified Party (including reasonable attorney’s fees and expenses) incurred by it in connection with such defense prior to such assumption.

(c) Anything in this Section 8.04 to the contrary notwithstanding, (i) if the Stockholders’ Representative, acting on behalf of the Indemnitor, assumes the defense of any Claim, any Indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense, provided, however, if representation by counsel selected by the Stockholders’ Representative would present a conflict of interest, then such Indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at the expense of the Indemnitor, (ii) no person who has undertaken to defend a Claim under Section 8.04(a) hereof shall, without written consent of all Indemnified Parties, settle or compromise any Claim or consent to entry of any judgment which (A) does not include as an unconditional term thereof the release by the claimant or the plaintiff of all Indemnified Parties from all liability arising from events which allegedly give rise to such Claim or (B) imposes any restrictions of any kind on the continuing operations of the Business.

8.05 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of the Stockholders under this Agreement to indemnify any Indemnified Party with respect to any Claim pursuant to Section 8.03 and Section 8.04 shall be of no force and forever barred unless the Indemnified Party has given the Stockholders’ Representative notice of such claim on or prior to December 31, 2010. In any event, the parties shall fully cooperate with each other and their respective counsel in accordance with Section 8.03 and Section 8.04 in connection with any such litigation, defense, settlement or other attempted resolution.

(b) The aggregate amount of Damages for which the Stockholders may be obligated to indemnify any Indemnified Party with respect to all Claims pursuant to Section 8.03 and 8.04 shall not exceed ten percent (10%) of the total value of the aggregate Merger Consideration (the “Cap”); provided, however, that the Cap shall not apply in the event of fraud or willful misrepresentation by the Company. The parties agree that any liability that the Stockholders may incur for Damages pursuant to this Article VIII shall be satisfied solely and exclusively by the release by the Escrow Agent to Purchaser for cancellation of that number of Escrow Shares having a value equal to the amount of Damages, as set forth in Section 2.07(b).

ARTICLE IX

TERMINATION

9.01 Termination of Agreement. The parties may terminate this Agreement prior to the Closing as follows:

(a) Purchaser and the Company may terminate this Agreement by mutual written consent;

(b) Purchaser may terminate this Agreement by giving written notice to the Company if the Closing shall fail to occur by reason of the failure of any condition precedent under Section 7.01 hereof (unless the failure results from a breach by Purchaser of any representation, warranty or covenant contained in this Agreement);

(c) Purchaser may terminate this Agreement by giving written notice to the Company if Stockholders holding more than 10% of the Shares exercise their appraisal rights in accordance with Section 262 of the DGCL;

(d) Purchaser may terminate this Agreement by giving written notice to the Company if the closing price of the Purchaser Common Stock on The NASDAQ Global Market is in excess of 125% of the Signing Date Stock Price for any ten (10) consecutive trading days following the date hereof;

(e) the Company may terminate this Agreement by giving written notice to Purchaser if the Closing shall not have occurred by reason of the failure of any condition precedent under Section 7.02 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

(f) the Company may terminate this Agreement by giving written notice to Purchaser if (i) the closing price of the Purchaser Common Stock on The NASDAQ Global Market is below 75% of the Signing Date Stock Price for any ten (10) consecutive trading days following the date hereof or (ii) the Purchase Common Stock is no longer listed on The NASDAQ Global Market or The NASDAQ Capital Market;

(g) either Purchaser, on the one hand, or the Company, on the other hand, may terminate this Agreement on ten (10) days’ prior written notice if the other party is in material breach of this Agreement and such breach is not cured within such ten (10) day period;

(h) either Purchaser, on the one hand, or the Company, on the other hand, may terminate this Agreement upon written notice if the Closing shall not have occurred on or prior to August 31, 2010;

(i) by Purchaser, if there shall have occurred any Material Adverse Effect with respect to Company since the date of this Agreement;

(j) by the Company, if there shall have occurred any Material Adverse Effect with respect to Purchaser since the date of this Agreement; or

(k) by either Purchaser, on the one hand, or Company, on the other hand, if the required approval of the stockholders of Purchaser or Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote taken at a meeting of stockholders convened therefor or at any adjournment thereof; provided, that the right to terminate this Agreement under this Section 8.01(k) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement.

9.02 Effect of Termination. If either Purchaser and Merger Sub, on the one hand, or the Company on the other hand, terminate this Agreement pursuant to Section 9.01:

(a) each of Purchaser, Merger Sub and the Company will redeliver to the party furnishing the same or destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

(b) neither the Company, nor Purchaser, nor Merger Sub shall make or issue, or cause to be made or issued, any announcement or written statement concerning termination of this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other parties except as required by Law or legal process;

(c) this Agreement shall become wholly void and of no force or effect, without any liability or further obligation on the part of the Company, Purchaser or Merger Sub or any director, officer, or principal thereof, except for liabilities of one party hereto to another arising from a breach of this Agreement prior to termination in accordance with Section 9.01 (including without limitation the breach of a representation or a covenant that results in the failure of the Closing to occur) and except that the provisions set forth in this Section 9.02 shall survive such termination; and

(d) if the Company shall terminate this Agreement pursuant to Section 9.01(k) due to the fact that the required approval of the stockholders of Purchaser contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote taken at a meeting of stockholders of Purchaser convened therefor or at any adjournment thereof, Purchaser shall pay to the Company, on or prior to December 31, 2010, an amount equal to the lesser of (i) $500,000 and (ii) the Company’s reasonable and actual out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company) incurred by the Company in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, in no event shall Purchaser be required to pay the amounts set forth in this Section 9.02(d) if, immediately prior to the termination of this Agreement, the Company was in material breach of its obligations under this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01 Expenses. Except as otherwise provided herein, each of the parties hereto will pay its own expenses incurred by or on its behalf in connection with this Agreement or any transaction contemplated by this Agreement, whether or not such transaction shall be consummated, including without limitation all fees of its respective legal counsel and accountants

10.02 Notices. (a) All notices, requests, demands, consents or waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by telecopy (with immediate confirmation), one business day after being sent if by nationally recognized overnight courier or if mailed, then four days after being sent by certified or registered mail, return receipt requested with postage prepaid:

If to the Company:

(Prior to Closing)

Cequent Pharmaceuticals, Inc.

One Kendall Square, Bldg. 700

Cambridge, MA 02139

Attention: Peter D. Parker, President and CEO

Telecopy: 617-995-7941

(After Closing)

Ampersand 2006 Limited Partnership

c/o Ampersand Ventures

55 William Street, Suite 240

Wellesley, MA 02481

Attention: Herbert H. Hooper, Stockholders’ Representative

Telecopy: 781-239-0824

With a copy to:

Edwards Angel Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199-7613

Attention: James T. Barrett, Esq.

                 Matthew J. Gardella, Esq.

Telecopy: 617-227-4420

If to Purchaser or Merger Sub, to:

MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, WA 98021

Attention: J. Michael French, President and CEO

Telecopy: 425-908-3650

With a copy to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Lawrence Remmel, Esq.

Telecopy: (212) 798-6365

or, in each case, to such other person or address as any party shall furnish to the other parties in writing.

10.03 Binding; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of Law and except that Purchaser may assign all or part of this Agreement and its rights hereunder (a) to an Affiliate of Purchaser or (b) from and after the Closing to a person, not a party to this Agreement, who acquires substantially all of the assets of such Purchaser and who assumes all of the obligations of such Purchaser hereunder, provided in each such case that no such assignment shall release Purchaser from its duties and obligations hereunder.

10.04 Severability. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable Law of such jurisdiction as it shall then appear.

10.05 Governing Law; Consent to Jurisdiction and Venue.

(a) The parties acknowledge and agree that this Agreement shall be governed by the Laws of the State of Delaware as to all matters including, but not limited to, matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein and that the courts of the State of Delaware shall have exclusive jurisdiction of all disputes with respect to this Agreement, including without limitation, any dispute relating to the construction or interpretation of the rights and obligations of any party, which is not resolved through discussion between the parties.

(b) Each of the parties hereto hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of any Delaware State or Federal court sitting in New Castle County in any action or proceeding arising out of or relating to this Agreement, any Related Document or any transaction contemplated hereby or thereby. The Company, Surviving Corporation, Purchaser and the Stockholders’ Representative hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by certified mail to their respective addresses specified in Section 10.02. The Company, Surviving Corporation, Purchaser and the Stockholders’ Representative further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.06 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.07 Headings. The title of this Agreement and the headings of the Sections and Articles of this Agreement are for reference purposes only and shall not be used in construing or interpreting this Agreement.

10.08 Entire Agreement; Amendment; Waiver. This Agreement and the Related Documents delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. The waiver of breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other term or condition.

10.09 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

10.10 Publicity. The press release announcing the execution of this Agreement shall be issued in the form as has been mutually agreed upon by Purchaser and the Company and each of Purchaser and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that Purchaser may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or any listing agreement with a national securities exchange or automated quotation system to which it is a party.

10.11 No Presumption. The Company, Purchaser and Merger Sub have each participated in the negotiation and drafting of this Agreement and have each been represented throughout to its satisfaction by legal counsel of its choosing. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.12 Gender; Tense, Etc. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

10.13 Reference to Days. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York, all on the day and year first above written.

PURCHASER:

MDRNA, INC.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President and CEO

MERGER SUB:

CALAIS ACQUISITION CORP.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President

THE COMPANY:

CEQUENT PHARMACEUTICALS, INC.

By:	/s/ Peter D. Parker
Name:	Peter D. Parker
Title:	President and CEO

STOCKHOLDERS’ REPRESENTATIVE:

AMPERSAND 2006 LIMITED PARTNERSHIP

By:	AMP-06 Management Company Limited Partnership, its General Partner

By:	AMP-06 MC LLC, its General Partner

By:	/s/ Herbert H. Hooper
Name:	Herbert H. Hooper
Title:	Member